Exhibit (b) (2)

$50,000,000.00 REVOLVING FACILITY

AMENDED AND RESTATED CREDIT AGREEMENT

BETWEEN

BROOKFIELD OFFICE PROPERTIES CANADA LP, BOPC GP INC., BPY BOPC LP

and BPY BOPC GP INC.

AS OBLIGORS

AND

AS LENDER

MADE AS OF

JUNE 28, 2017

OSLER, HOSKIN & HARCOURT LLP

(continued)

(continued)

(continued)

		Page

13.16	Further Borrowings	62

13.17	Joint and Several Liability	62

SCHEDULE A CONVERSION NOTICE

SCHEDULE B DRAWDOWN NOTICE

SCHEDULE C REPAYMENT NOTICE

SCHEDULE D ROLLOVER NOTICE

SCHEDULE E CANCELLATION NOTICE

SCHEDULE F OFFICER’S CERTIFICATE

SCHEDULE G LIST OF REAL PROPERTY

SCHEDULE 9.1(E) ORGANIZATIONAL CHART

SCHEDULE 9.1(H) INDEBTEDNESS AND LIENS SECURING INDEBTEDNESS (IN EXCESS OF $25,000,000.00) OF LP AND ITS SUBSIDIARIES AS AT DECEMBER 31, 2016

SCHEDULE 9.1(Y) LIST AND DESCRIPTION OF PENSION PLANS

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AGREEMENT is made as of June 28, 2017,

B E T W E E N:

BOPC GP INC., as sole general partner for and on behalf of BROOKFIELD OFFICE PROPERTIES CANADA LP, and BPY BOPC GP INC., as sole general partner for and on behalf of BPY BOPC LP

(collectively, the “Borrower”)

- and -

BOPC GP INC. and BPY BOPC GP INC., each as an Obligor

- and -

<@>

(the “Lender”)

THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Additional Amounts” has the meaning set out in Section 2.12.

“Additional Compensation” has the meaning set out in Section 2.11.

“Advance” means an advance of funds made hereunder to the Borrower by the Lender by way of a Loan.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this amended and restated credit agreement, all schedules attached hereto and all amendments hereto.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Lender equal to: (a) in the case of a Hedge Agreement documented pursuant to the 2002 ISDA Master Agreement (Multicurrency-Cross Border)

published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Obligor or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Obligor or Subsidiary was the sole “Affected Party”, and (iii) the Lender was the sole party determining such payment amount (with the Lender making such determination pursuant to the provisions of the form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Obligor or Subsidiary of the Obligor pursuant to such Hedge Agreement determined by the Lender based on the settlement price of such Hedge Agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Obligor or Subsidiary of the Obligor pursuant to such Hedge Agreement determined by the Lender as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Obligor or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Obligor or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Applicable Laws” means, at any time, in respect of any person, property, transaction, event or other matter, as applicable, all then current laws, rules, statutes, regulations, treaties, orders, judgments and decrees and all official directives, rules, guidelines, orders, policies, decisions and other requirements of any Governmental Authority, in each case to the extent having the force of law (collectively, the “Law”) relating or applicable to such person, property, transaction, event or other matter and shall also include any interpretation of the Law or any part of the Law by any person having jurisdiction over it or charged with its administration or interpretation.

“Applicable Margin” means the percentage rate per annum, determined in accordance with the applicable table below:

Rate and Applicable Margin
Canadian Prime Rate or Base Rate	LIBOR	BA Stamping Fee	Documentary Letter of Credit Fee Rate	Financial Letter of Credit Fee Rate	Standby Fee Rate
0.45	1.45	1.45	1.10	1.45	0.22

“Arm’s Length” has the meaning ascribed to such term as set out in section 251 of the Income Tax Act (Canada).

“Availability Period” means the period commencing on the date hereof and ending on the Maturity Date.

“Available Credit” means, subject to Section 2.6, $50,000,000.00.

“BA Discount Rate” means, for each Interest Period applicable to a Bankers’ Acceptance, the average rate (calculated on an annual basis based on a 365 day year) for Canadian Dollar bankers’ acceptances quoted (at approximately 10:00 a.m. Toronto time) on the Reuters Monitor Money Rates Service CDOR page as the “Canadian Interbank Bid BA Rates” for a period identical to the term to maturity of the relevant Bankers’ Acceptance provided that if such rate does not appear on the Reuters Screen CDOR page at such time on such date, CDOR for such date will be the annual rate of interest (rounded upward, if necessary, to the nearest Basis Point) as at 10:00 a.m. (Toronto time) on such date on the basis of the discount amount at which the Lender is then offering to purchase bankers’ acceptances accepted by it having a comparable aggregate face amount and identical maturity date to the aggregate face amount and maturity date of such Bankers’ Acceptances, provided that the BA Discount Rate shall never be less than zero percent for the purposes of this Agreement.

“BA Stamping Fee” means, in relation to each Bankers’ Acceptance issued, the amount determined by applying the Applicable Margin (based on a 365 day year) to the face amount of each Bankers’ Acceptance for the Interest Period applicable thereto.

“Bankers’ Acceptance” means those non-interest bearing drafts or bills of exchange in Canadian Dollars drawn by the Borrower and accepted by the Lender pursuant to this Agreement and includes a depository bill under the Depository Bills and Notes Act (Canada) and a bill of exchange under the Bills of Exchange Act (Canada).

“Banking Day” means any day, other than Saturday and Sunday, on which banks generally are open for business in Montreal, Quebec, Toronto, Ontario and New York, New York and, when used in respect of LIBOR Loans, means any day, other than Saturday and Sunday, on which banks generally are open for business in Montreal, Quebec, Toronto, Ontario, New York, New York and London, England and on which transactions can be carried on in the London interbank market.

“Base Rate” means, for any particular day, the variable rate of interest per annum, calculated on the basis of a 365 or 366 day year, equal to the greater of (a) the annual rate of interest announced by the Lender and in effect as its base rate at its principal office in Toronto, Ontario on such day for determining interest rates on demand commercial loans in Dollars to Canadian borrowers, and (b) the Federal Funds (Effective) Rate for such day (converted to a rate based on a 365 or 366-day period, as the case may be) plus 50 Basis Points per annum, provided that in no event shall the Base Rate be less than zero percent for the purposes of this Agreement.

“Base Rate Loan” means a loan in Dollars made to the Borrower by the Lender under the Credit Facility with respect to which the Borrower has specified that interest is to be calculated by reference to the Base Rate.

“Basis Point” means one one-hundredth of one percent (0.01%).

“Borrower” means collectively, BOPC GP Inc., as sole general partner for and on behalf of Brookfield Office Properties Canada LP, and BPY BOPC GP Inc., as sole general partner for and on behalf of BPY BOPC LP.

“Borrower’s Account” means the accounts maintained by one or both parties comprising the Borrower and designated by the Borrower from time to time as the Borrower’s Account hereunder.

“Borrower’s Counsel” means Fasken Martineau DuMoulin LLP, or such other firm of legal counsel as the Borrower may from time to time designate.

“Canadian Affiliate” means, with respect to the Lender, an Affiliate of the Lender that is organized under the laws of Canada, or a Province thereof, or that is otherwise registered to do business in Canada.

“Canadian Dollars” and “Cdn. $” mean the lawful money of Canada.

“Canadian Fund Affiliate” means, with respect to the Lender, a Fund Affiliate of the Lender that is organized under the laws of Canada, or a Province thereof, or that is otherwise registered to do business in Canada.

“Canadian Prime Rate” means, for any day, the greater of: (i) the rate of interest per annum established from time to time by the Lender as the reference rate of interest for the determination of interest rates that the Lender will charge the customers of varying degrees of creditworthiness in Canada for Canadian Dollar demand loans made by the Lender in [Montreal, Quebec/Toronto, Ontario]; and (ii) the average one-month BA Discount Rate plus 1.00% adjusted automatically with each quoted, published or displayed change in such rate, all without necessity of any notice to the Borrower or any other person.

“Canadian Prime Rate Loan” means a loan in Canadian Dollars made to the Borrower by the Lender under the Credit Facility with respect to which the Borrower has specified that interest is to be calculated by reference to the Canadian Prime Rate.

“Cancellation Notice” means a notice substantially in the form annexed hereto as Schedule E to be given to the Lender by the Borrower pursuant to the terms hereof.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Laws, (b) any change in any Applicable Laws or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any Applicable Laws by any Governmental Authority.

“Change of Control” means where any Person or any Persons who are not at arm’s length to each other (other than Brookfield Asset Management Inc. (“BAM”), Brookfield Office Properties Inc. (“BOP”) or Brookfield Property Partners L.P. (“BPY”) or any Affiliate of BAM, BOP or BPY) shall have acquired, directly or indirectly, beneficial ownership of, or the power to exercise, by contract or otherwise, the right to vote, voting interests (or other securities convertible into voting interests) of LP, GP, LP2 or GP2 representing 40% or more of the combined voting power.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have corresponding meanings.

“Controlled Subsidiary” of any Person means (a) a Subsidiary of such Person or (b) any corporation, partnership, limited partnership, joint venture, limited liability company, trust or estate (i) of which (or in which) at least 50% of (A) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (B) the interest in the capital or profits of such partnership, limited partnership, joint venture or limited liability company or (C) the beneficial interest in such trust or estate, is in each case at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, and (ii) over which such Person has the power to exercise, directly or indirectly, a controlling influence over the management or policies of such corporation, partnership, limited partnership, joint venture, limited liability company, trust or estate.

“Conversion” means a conversion of one type of Loan into another type of Loan pursuant to Section 6.1.

“Conversion Date” means the date specified by the Borrower as being the date on which the Borrower has elected to make a Conversion, as permitted by the terms of this Agreement, and which shall be a Banking Day.

“Conversion Notice” means a notice substantially in the form annexed hereto as Schedule A to be given to the Lender by the Borrower pursuant to Article 2.

“Credit Facility” means the unsecured revolving term facility made available by the Lender hereunder in the maximum principal amount of Cdn. $50,000,000.00, as cancelled, reduced or terminated in accordance with the terms hereof.

“Debt Service Coverage Ratio” means, for any period, the ratio of (a) Net Operating Income determined in accordance with GAAP to (b) the aggregate of principal payments (excluding principal amounts due on maturity) on Indebtedness, Interest Capitalized and Interest Expensed.

“Debt to Total Asset Value Ratio” means the ratio of (a) the sum of Indebtedness of the LP plus the amount of the Credit Facility that has not been advanced and the amount of any other credit facilities granted in favour of the LP that have not been advanced to (b) Total Asset Value of the LP.

“Default” means an event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

“Discount Proceeds” means the net cash proceeds to the Borrower from the sale to the Lender of a Bankers’ Acceptance at the applicable BA Discount Rate, before deduction or payment of the BA Stamping Fees to be paid to the Lender hereunder.

“Documents” means this Agreement and all certificates and other documents delivered or to be delivered to the Lender pursuant hereto or thereto and, when used in relation to any person, the term “Documents” shall mean the Documents executed and delivered by such person.

“Dollars” and “U.S.$” mean the lawful money of the United States of America.

“Drawdown” means (i) the obtaining of an Advance of a Canadian Prime Rate Loan, a Base Rate Loan or LIBOR Loan, other than a Conversion; or (ii) the issuance of a Bankers’ Acceptance, or Letter of Credit, other than pursuant to a Conversion.

“Drawdown Date” means the date specified by the Borrower as being the date on which the Borrower has elected to make a Drawdown, as permitted by the terms of this Agreement, and which shall be a Banking Day.

“Drawdown Notice” means a notice substantially in the form annexed hereto as Schedule B to be given to the Lender by the Borrower pursuant to Article 2.

“Eligible Assignee” means a Person that is: (i) a Canadian Affiliate or Canadian Fund Affiliate of the Lender; (ii) a commercial bank organized under the laws of Canada, or any province thereof, or otherwise registered to do business in Canada, and having total assets in excess of Cdn. $1,000,000,000.00; (iii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof that is registered to do business in Canada and a chartered bank or loan and trust company organized under the laws of Canada, or any province thereof, in each case having total assets in excess of Cdn. $1,000,000,000.00; (iv) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is organized under the laws of Canada, or any province thereof, or is otherwise registered to do business in Canada, and which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of Cdn. $1,000,000,000.00; and (v) any other Person approved by the Borrower (such approval not to be unreasonably withheld or delayed); provided, however, that (x) neither any Obligor nor any Affiliate of an Obligor shall qualify as an Eligible Assignee under this definition and (y) no Person shall be an “Eligible Assignee” unless at the time of the proposed assignment to such Person, such Person is able to advance the applicable part of the Credit Facility that it may be required to advance; and provided further still that so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the right to approve any Eligible Assignee proposed pursuant to clauses (ii) through (iv) above, such approval not to be unreasonably withheld or delayed.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Laws, any Environmental Permit or any Hazardous Substances or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response and remedial or other action and (b) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Laws” means all applicable laws, by-laws, rules, regulations, orders, judgments, ordinances, protocols, codes, guidelines, policies, notices and directions, all to the extent the same are enforceable, relating in whole or in part to the protection of the environment and occupational health and safety matters, and includes, without limitation, any of the foregoing relating to the storage, generation, use, handling, transportation, treatment, Release and disposal of Hazardous Substances.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Laws.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options and other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person and other ownership or profit interests in such Person (including partnership, limited partnership, member and trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights and other interests are authorized or otherwise existing on any date of determination.

“Equivalent Amount” means, on any date, with respect to the specified amount of any specified currency the amount of any other currency after giving effect to a conversion of the specified amount of the first currency to the other currency at the spot rate quoted for wholesale transactions by the Lender (or, if the Lender does not provide such spot rate quotation, a quoted rate from another financial institution selected by the Lender), provided that if the conversion is of Canadian Dollars to Dollars or of Dollars to Canadian Dollars, the rate used shall be the Bank of Canada indicative rate published at or around 4:30 p.m. (Toronto time) for such a conversion on such date (as quoted or published from time to time by the Bank of Canada), and if such date is not a Banking Day, on the immediately preceding Banking Day.

“Event of Default” has the meaning set out in Section 11.1.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds (Effective) Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Banking Day next succeeding such day; provided that (a) if such day is not a Banking Day, the Federal Funds (Effective) Rate for such day will be such rate on such transactions on the immediately preceding Banking Day as so published on the next succeeding Banking Day, and (b) if no such rate is so published on such next succeeding Banking Day, the Federal Funds (Effective) Rate for such day will be the average of the quotations for such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

“Fiscal Quarter” means the three-month period commencing on the first day of each Fiscal Year and each such successive three-month period thereafter during such Fiscal Year.

“Fiscal Year” means the fiscal year of each of LP and LP2, which currently ends on December 31.

“Foreign Lender” means the Lender while it is not a resident for income tax or withholding tax purposes under the laws of the jurisdiction in which each entity comprising the Borrower is resident for tax purposes on the date hereof and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Document to be resident for income tax or withholding tax purposes in the jurisdiction in which each entity comprising the Borrower is resident for tax purposes by application of the laws of that jurisdiction. For purposes of this definition, Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund Affiliate” means, when the Lender is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“GAAP” means generally accepted accounting principles which are in effect from time to time in Canada (which, as at the date hereof, are the International Financial Reporting Standards as issued by the International Accounting Standards Board), and as provided for in Section 1.4 hereof.

“Governmental Authority” means any government, parliament, legislature, or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any political subdivision thereof, or any court or, without limitation, any other law, regulation or rule-making entity (including, without limitation, any central bank, fiscal or monetary authority or authority regulating banks), having jurisdiction in the relevant circumstances, or any person acting under the authority of any of the foregoing (including, without limitation, any arbitrator with the authority to bind the parties at law) or any other authority charged with the administration or enforcement of applicable laws.

“GP” means BOPC GP Inc., as the sole general partner of LP, and its successors and permitted assigns.

“GP2” means BPY BOPC GP Inc., as the sole general partner of LP2, and its successors and permitted assigns.

“Gross Revenues” means, for any period and in accordance with GAAP, all revenues of, in the case of LP, LP and its Subsidiaries, and in the case of LP2, LP2 and its Subsidiaries, from the operation of their respective Real Properties including, without limitation, revenues from leases (with all credits provided to tenants deducted therefrom), parking agreements, concession agreements and all other revenue sources, but excluding security and other tenant deposits (unless applied to rents then currently due), lease termination fees payable by tenants, extraordinary non-recurring revenues, capital contributions, insurance proceeds (unless received on account of business interruption insurance) and condemnation proceeds.

“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws, including, but not limited to, any contaminants, pollutants, petroleum and other hydrocarbons and their derivatives and by-products, dangerous substances or goods, including asbestos, gaseous, solid and liquid wastes, special wastes, toxic substances, hazardous or toxic chemicals, hazardous wastes, hazardous materials and hazardous substances as defined in, or pursuant to, any Environmental Laws.

“Hedge Agreements” means interest rate swap agreements, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Holders’ Equity” means, on any date, in respect of LP, the total amount of partners’ equity adjusted to add back to partners’ equity all amounts attributable to non-controlling interests, determined in accordance with GAAP, and in respect of LP2, the total amount of partners’ equity adjusted to add back to partners’ equity all amounts attributable to non-controlling interests, determined in accordance with GAAP.

“Indebtedness” means, without duplication, with respect to any Person, (a) indebtedness for borrowed money, save and except loans to and from Affiliates (provided that any loan to LP or any of its Subsidiaries from an Affiliate other than LP or any of its Subsidiaries shall not be excluded unless a subordination, postponement and standstill agreement acceptable to the Lender has been entered into with the Lender in respect thereof), (b) obligations under capital leases, or leases which should be treated as capital leases in accordance with GAAP, (c) obligations under letters of credit or guarantees or indemnities issued in connection with such letter of credit, whether issued for the benefit of any Obligor or another or others, (d) obligations arising pursuant to bankers’ acceptance facilities or indemnities issued in connection therewith, (e) an amount equal to the aggregate face value of all convertible debentures issued by the such person and (f) all other contingent obligations (but only to the extent included on the balance sheet of such Person in accordance with GAAP as opposed to included in the notes thereto) incurred for the purpose of or having the effect of providing financial assistance to another entity, including, without limitation, guarantees, endorsements of bills of exchange (other than for collection or deposit in the ordinary course of business), obligations to purchase assets regardless of whether delivery has yet occurred and obligations to make advances or otherwise provide financial assistance to any other entity; for greater certainty, “Indebtedness” does not include (i) preference or common trust units or any other form of equity or (ii) trade accounts payable.

“Interest Capitalized” means, with respect to LP, interest recorded as being capitalized to projects or land on LP’s financial statements.

“Interest Expensed” means, with respect to LP, interest recorded as an expense on LP’s income statement (for greater certainty, such interest does not include any dividends paid or payable on preferred and/or common units).

“Interest Payment Date” means: (a) with respect to each Canadian Prime Rate Loan or Base Rate Loan, the fifth Banking Day of each calendar month; and (b) with respect to each LIBOR Loan, the last Banking Day of each applicable Interest Period, and, if any Interest Period is longer than three months, the last Banking Day of each successive three month period during such Interest Period.

“Interest Period” means: (a) with respect to each Canadian Prime Rate Loan and each Base Rate Loan, the period commencing on the applicable Drawdown Date or Conversion Date, as the case may be, and ending on the date selected by the Borrower for the Conversion of such Loan into another type of Loan or for the repayment of such Loan; (b) with respect to each Bankers’ Acceptance, the period selected by the Borrower hereunder and being of one, two, three, six or twelve months duration, in each case commencing on the applicable Drawdown Date, Rollover Date or Conversion Date of such Loan; (c) with respect to each LIBOR Loan, the period selected by the Borrower, being of one, two, three, six or twelve months duration (in appropriate one month multiples thereof), in each case commencing on the applicable Drawdown Date, Rollover Date or Conversion Date, as the case may be; and (d) with respect to each Letter of Credit, the period commencing on the date of issuance of the Letter of Credit and terminating on the last day that the Letter of Credit is outstanding; provided that in any case the last day of each Interest Period will be also the first day of the next Interest Period and further provided that the last day of each Interest Period will be a Banking Day. If the last day of an Interest Period selected by the Borrower is not a Banking Day the Borrower will be deemed to have selected an Interest Period the last day of which is the Banking Day next following the last day of the Interest Period otherwise selected unless such next following Banking Day falls in the next calendar month in which event the Borrower will be deemed to have selected an Interest Period the last day of which is the Banking Day next preceding the last day of the Interest Period otherwise selected and further provided that the last Interest Period hereunder must expire on or prior to the Maturity Date.

“Investment” means, (x) with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guarantee of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership, limited partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person and (y) with respect to any Real Property or other asset, the acquisition thereof. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRC” means the Internal Revenue Code of 1986 of the United States of America.

“Judgment Conversion Date” shall have the meaning ascribed thereto in Section 13.15.

“Judgment Currency” shall have the meaning ascribed thereto in Section 13.15.

“L/C Exposure” means, at any time, without duplication, the aggregate Cdn. $ or Equivalent Amount of the undrawn amount of all outstanding Letters of Credit at such time.

“Lender” means <@> and any other lender which becomes a party hereto as a Lender in accordance with the provisions hereof.

“Lender’s Counsel” means the firm of Osler, Hoskin & Harcourt LLP, or such other firm of legal counsel as the Lender may from time to time designate.

“Letter of Credit” means a letter of credit issued by the Lender under the Credit Facility, whereby the Lender, acting at the request and in accordance with the instructions of the Borrower, is to make payment in accordance with the terms and conditions thereof of an amount to or to the order of a third party in Canadian Dollars (or, if agreed to by the Lender, Dollars).

“Letter of Credit Fee Rate” means, for any period, with respect to a Letter of Credit, the percentage rate per annum applicable to that period as set out in the definition of Applicable Margin.

“LIBOR” means, in respect of any particular LIBOR Loan and Interest Period, the interest rate per annum, calculated on the basis of a 360-day year, for deposits in the London interbank eurocurrency market in Dollars for substantially the same number of days as such Interest Period that appears on Page 3750 of the Telerate Screen, or such other page as is a replacement therefor, as of approximately 11:00 am. (London time) on the day which is two Banking Days before the first day of such Interest Period. If such rate is not available at such time for any reason, then “LIBOR” with respect to such LIBOR Loan for such Interest Period will be the rate at which Dollar deposits approximately equal to the amount of the LIBOR Loan and for a maturity comparable to such Interest Period are offered by the principal London office of the Lender or its parent in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) on the day which is two Banking Days prior to the commencement of such Interest Period. LIBOR shall never be less than zero percent for the purposes of this Agreement.

“LIBOR Loan” means monies lent by the Lender to the Borrower hereunder in Dollars for a term not to exceed twelve months and upon which interest accrues at a rate referable to LIBOR.

“Lien” means a mortgage, security interest, pledge, lien, tax lien, statutory lien, construction lien or encumbrance of any kind.

“Loan” means any Canadian Prime Rate Loan, Base Rate Loan, LIBOR Loan, Bankers’ Acceptance or Letter of Credit issuance (and, for greater certainty, when a reference is made to the aggregate outstanding amount of the Loan, such amount shall include all outstanding L/C Exposure and the aggregate face amount of all outstanding Bankers’ Acceptances).

“LP” means BOPC GP Inc., acting as sole general partner for and on behalf of Brookfield Office Properties Canada LP, and its successors and permitted assigns.

“LP2” means BPY BOPC GP Inc., acting as sole general partner for and on behalf of BPY BOPC LP, and its successors and permitted assigns.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations or assets of the LP, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, management, properties, assets or condition (financial or otherwise) of the LP on a consolidated basis; (ii) the ability of an Obligor to perform its obligations under any of the Documents to which it is a party having regard to the Documents considered as a whole; or (iii) the ability of the Lender to enforce its rights under any of the Documents having regard to the Documents considered as a whole.

“Material Holding Company” means, at any time, a Controlled Subsidiary of LP and/or LP2 (other than a Property-Level Subsidiary) that (i) is a holding company with no material assets other than Equity Interests in one or more of its Controlled Subsidiaries and Indebtedness owed to it by such Controlled Subsidiaries and (ii) has a Total Asset Value (calculated in this instance only, with respect to such Controlled Subsidiary of LP and/or LP2 and its/their Controlled Subsidiaries) of not less than Cdn. $500,000,000.00.

“Material Subsidiary” means, at any time, (i) a Material Holding Company or (ii) a Subsidiary of LP or LP2 having a Total Asset Value (calculated in this instance only, with respect to such Subsidiary of LP and/or LP2 and its/their Controlled Subsidiaries) of not less than Cdn. $500,000,000.00.

“Maturity Date” means the earlier of: (i) August 29, 2021; and (ii) the date of occurrence of a Change of Control, provided that if the Person(s) acquiring control pursuant to a Change of Control shall have been approved by the Lender, acting reasonably, prior to such Change of Control, the Maturity Date shall be the earlier of August 29, 2021, and the date which is six (6) months following the Change of Control.

“Net Operating Income” means, for any period and in accordance with GAAP, the amount by which the Gross Revenues exceed the Operating Expenses.

“Non-Recourse Debt” means Indebtedness for borrowed money of the Obligors and their Subsidiaries with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of Real Property or any related assets encumbered by a Lien securing such Indebtedness for borrowed money and/or (b) any Property-Level Subsidiary and/or its Equity Interests (without regard to customary carve-outs to such limited recourse such as, for example, personal recourse of any Obligor or any Subsidiary of an Obligor for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by lenders by exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding. Without limiting the generality of the foregoing, the Obligations of any Obligor under the Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by such Obligor under any Document and (b) the obligation of such Obligor to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of such Obligor.

“Obligors” means, collectively any of LP, GP, LP2 and GP2 and “Obligor” means any one of the foregoing Persons as the context requires.

“Officer’s Certificate” means a certificate in writing in the form set forth in Schedule F and signed by any one of the Chief Executive Officer, the President, the Chief Financial Officer, an Executive Vice-President, a Senior Vice-President, a Vice-President, an Assistant Vice-President, the Treasurer, the Secretary, an Assistant Treasurer or an Assistant Secretary of the relevant Obligor, which certificate shall be to the best of his/her knowledge and not in his/her personal capacity.

“Operating Expenses” means, for any period and in accordance with GAAP, all expenses of, in the case of LP, LP and its Subsidiaries, and in the case of LP2, LP2 and its Subsidiaries, from the operation of their respective Real Properties (i) which have been paid or are due and payable in respect of the period, (ii) which are directly associated with and fairly allocable to such Real Properties, and (iii) which are normal and reasonable in amount, including, without limitation but without duplication, real estate taxes, ground lease rental payments, insurance contract premiums, maintenance costs and management fees, but excluding extraordinary non-recurring expenses, payments of Indebtedness principal and interest, capital costs, cash reserve contributions, depreciation expense and amortization expense.

“Other Taxes” has the meaning set out in Section 2.12(b).

“Pension Plan” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by an Obligor or any Subsidiary of an Obligor for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada and the Province of Quebec, respectively.

“Permitted Encumbrances” means, as of any particular time, any of the following encumbrances on the properties and assets of the Obligors and their Subsidiaries:

(a)	liens granted in respect of Real Property and related assets as security for Indebtedness that is permitted pursuant to the terms of this Agreement;

(b)	privileges or liens for taxes (which term includes charges, levies, rates and assessments), utilities (including levies or imposts for sewers and other municipal utility services) and governmental charges not yet due or if due, the validity of which is being contested at the time in good faith by or on behalf of the applicable Obligor and adequate reserves are maintained in respect of such taxes, utilities or governmental charges;

(c)	a lien resulting from any judgment or from proceedings instituted or rendered against the applicable Obligor, or any claim, judgment, order, tender or writ of execution filed against the applicable Obligor, which is being contested by or on behalf of the applicable Obligor at the time in good faith and where, if such contest is unsuccessful, the lien, claim, judgment, order, tender or writ will not have a Material Adverse Effect;

(d)	unregistered, undetermined or inchoate liens and charges incidental to construction, maintenance, use or operation, a claim for which shall not at the time have been registered against title to any real property and of which notice in writing shall not at the time have been given to the applicable Obligor pursuant to the Construction Lien Act (Ontario) or the comparable statute in any other province and any registered liens relating to work done for or for the benefit of a tenant of any such real property (a “Tenant Lien”) so long as:

(i)	the applicable landlord has not assumed responsibility for such Tenant Lien;

(ii)	the applicable landlord is taking all reasonable steps and proceedings to cause the tenant to discharge such Tenant Lien;

(e)	permits, reservations, covenants, servitudes, watercourses, rights of water, rights of access or user licenses, easements, rights-of-way and rights in the nature of easements (including, without in any way limiting the generality of the foregoing, licenses, easements, rights-of-way and rights in the nature of easements for railways, sidewalks, public ways, sewers, drains, gas and oil pipelines, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) which in the opinion of the applicable Obligor, acting reasonably, will not in the aggregate materially and adversely impair the use of the land concerned for the purpose for which it is held or used by such Obligor or in respect to which the applicable Obligor has made satisfactory arrangements for relocation so that such use will not in the aggregate be materially and adversely impaired or which are contemplated or provided for, and which the applicable Obligor is bound to enter into pursuant to any agreement with a municipal or other Governmental Authority or a third party, entered into in connection with the development or operation of the Real Properties;

(f)	encroachments, title defects or irregularities which will not in the aggregate materially impair the use of the land concerned for the purpose for which it is held;

(g)	all rights reserved to or vested in any governmental body by the terms of any lease, license, franchise, grant or permit held by any Obligor or by any statutory provision to terminate any such lease, license, franchise, grant or permit or to require annual or periodic payments as a condition of the continuance thereof or to distrain against or to obtain a lien on any property or assets of the applicable Obligor in the event of failure to make such annual or other periodic payments, so long as in each event such annual or other periodic payments are being made;

(h)	subdivision agreements, site plan control agreements, development agreements, servicing agreements and other similar agreements with municipal and other governmental authorities affecting the development, servicing or use of a Real Property so long as same have been complied with;

(i)	facility cost sharing, servicing, reciprocal, crane-swing and other similar agreements which are necessary or of advantage to the use and/or operation of the applicable Real Property;

(j)	any subsisting restrictions, exceptions, reservations, limitations, provisos and conditions (including, without limitation, royalties, reservation of mines, mineral rights and timber rights, access to navigable waters and similar rights) expressed in any original grants or patents from the Crown and any statutory restrictions, limitations, exceptions, reservations and qualifications;

(k)	zoning, land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, municipal or other governmental bodies or regulatory authorities, including municipal by-laws and regulations, airport zoning regulations, restrictive covenants and other land use limitations, public or private, by-laws and regulations and other restrictions as to the use of Real Property, which, in the opinion of the Lender, acting reasonably, do not materially and adversely interfere with the use of the Real Property affected for the purposes for which such Real Property is held or used by the applicable Obligor;

(l)	any ground leases, space leases, subleases and notices of same;

(m)	purchase money security interests in any personal property granted to secure the unpaid purchase price of such personal property and for which notice has been given pursuant to the governing statute; and

(n)	any such other encumbrances that, individually and in the aggregate, do not materially impair the use of the land concerned for the purpose for which it is held or materially adversely affect the value of the land concerned.

“Person” means an individual, company, partnership, limited partnership, association, trust, unincorporated organization, corporation, government authority or agency or any other entity.

“Property-Level Subsidiary” means any Controlled Subsidiary of LP and/or LP2 that holds a direct or indirect (including, without limitation, through ownership of Equity Interests) fee or leasehold interest in any single building (or group of related buildings) or parcel (or group of related parcels) of Real Property and related Real Property assets and not in any other building or parcel or related assets of Real Property.

“Real Property” means any right, title and interest in and to any land and any improvements located thereon, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter relating thereto.

“Recourse Debt” means Indebtedness that is not Non-Recourse Debt (excluding Indebtedness under the Documents).

“Redemption” has the meaning set out in Section 2.1.

“Release” means a releasing, adding, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dispersing, dispensing, disposing, depositing, spraying, inoculating, abandoning, throwing, placing, exhausting or dumping and “Released” has a comparable meaning.

“Repayment Notice” means a notice substantially in the form annexed hereto as Schedule C to be given to the Lender by the Borrower pursuant to Section 7.2.

“Rollover” means a rollover of a Loan of one type into a Loan of the same type.

“Rollover Date” means the date of commencement of a new Interest Period applicable to a Loan.

“Rollover Notice” means a notice substantially in the form annexed hereto as Schedule D to be given to the Lender by the Borrower pursuant to Article 2 in respect of a maturing Loan which the Borrower wishes to Rollover.

“Significant Agreements” means any agreement, instrument or other document to which an Obligor or any Subsidiary of an Obligor is a party or to which any of its undertaking or property may be subject, which if breached, not performed, cancelled, terminated or not renewed, could reasonably be expected to have a Material Adverse Effect.

“Subsidiary” of any Person means any corporation, partnership, limited partnership, joint venture, limited liability company, trust or estate (a) which is consolidated with such Person in accordance with GAAP and (b) of which (or in which) such Person holds more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, limited partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning set out in Section 2.12.

“Total Asset Value” means the gross book value of the assets of, as applicable, (i) the applicable Obligor or Subsidiary of an Obligor, or (ii) for the purposes of determining the Debt to Total Asset Value Ratio, in the case of LP, LP and its Subsidiaries taken as a whole, or in the case of LP2, LP2 and its Subsidiaries taken as a whole, in each case as recorded on the balance sheet of the applicable Person in accordance with GAAP.

“Wholly-Owned Subsidiary” means, in respect of a Person, a Subsidiary of such Person all of the issued and outstanding shares in the capital of which or all of the equity, units, partnership, limited partnership or other ownership interests in which, whether voting or not, are owned by such Person or one or more of such Person’s other Wholly-Owned Subsidiaries or by such Person and one or more of such Person’s other Wholly-Owned Subsidiaries (and in respect of a trust that has not issued any voting interests, all of the beneficiaries of which are Wholly-Owned Subsidiaries of such Person).

1.2	Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3	Number

Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, limited partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

1.4	Accounting Principles

(a)	Wherever in this Agreement reference is made to GAAP, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable on a consolidated basis as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any Document, such determination or computation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with GAAP applied on a consistent basis.

(b)	Each of the parties hereto acknowledges that the financial covenants and financial ratios contained in this Agreement have been established and agreed upon on the basis of the current accounting policies, practices and calculation methods or components thereof adopted by such party on a consolidated basis. Each of LP and LP2 may, without the prior approval of but with written notice to the Lender, change any accounting policies, practices or calculation methods or components thereof to reflect changes from time to time in GAAP. However, it is acknowledged and agreed by each of the parties hereto that notwithstanding Section 1.4(a) any such change shall not, unless otherwise agreed by the Lender, acting reasonably, be used for the purpose of determining compliance with the financial covenants and financial ratios contained in Section 10.2 (or in the calculations relating thereto), in which event, compliance with the financial covenants and financial ratios in Section 10.2 shall be determined, construed, given effect to and enforced to the fullest possible extent as if such change had not been adopted or permitted.

1.5	Per Annum Calculations

Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest or fee “per annum” or a similar expression is used, such interest shall be calculated using the nominal rate method, and not the effective rate method, of calculation and on the basis of a calendar year of 365 days or 366 days, as the case may be. For the purposes of this Agreement, whenever interest to be paid hereunder is to be calculated on the basis of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or such other number of days in such period, as the case may be.

1.6	Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule A	-	Conversion Notice
Schedule B	-	Drawdown Notice
Schedule C	-	Repayment Notice
Schedule D	-	Rollover Notice
Schedule E	-	Cancellation Notice
Schedule F	-	Officer’s Certificate
Schedule G	-	List of Real Property
Schedule 9.1(e)	-	Organizational Chart
Schedule 9.1(h)	-	Indebtedness and Liens Securing Indebtedness (in excess of $25,000,000.00) of LP and its Subsidiaries
Schedule 9.1(y)	-	List and Description of Pension Plans

ARTICLE 2

THE CREDIT FACILITY

2.1	Purpose

The Credit Facility is being made available to the Borrower to finance working capital, for general corporate purposes (including capital expenditures and acquisitions), to pay fees and expenses related to the Credit Facility and to finance (in part, directly or indirectly, including by way of loans to Affiliates or otherwise) the redemption (the “Redemption”) by Brookfield Canada Office Properties of its own units that are owned by members of the public, for $32.50 cash per unit.

2.2	Credit Facility

Subject to the terms and conditions hereof, the Lender shall make the Credit Facility available to the Borrower.

2.3	Manner of Borrowing

Subject to the terms and conditions hereof, the Borrower may, during the Availability Period, make Drawdowns, Conversions and Rollovers under the Credit Facility by way of Canadian Prime Rate Loans, Base Rate Loans, LIBOR Loans, Letters of Credit or Bankers’ Acceptances. The Borrower shall have the option, subject to the terms and conditions hereof, to determine which types of Loans under the Credit Facility shall be drawn down and in which combinations or proportions.

Subject to the terms and conditions hereof, the Borrower may increase or decrease Loans outstanding under the Credit Facility by making Drawdowns, repayments and further Drawdowns, provided that the aggregate of all Loans outstanding under the Credit Facility at any time does not exceed the Available Credit. The Borrower acknowledges and agrees that where the Lender has been instructed by the Borrower to deposit funds in a bank account other than its Borrower’s Account, the Lender shall only be responsible to initiate the necessary transfer of funds from the Lender to such designated account (it being acknowledged that the Lender will not be responsible for any delays in processing or transferring as a result of such inter-bank transfers) and further provided that any fees incurred by the Lender in respect of such deposits shall be for the account of the Borrower.

2.4	Credit Facility Drawdown, Conversion and Rollover Restrictions

Drawdowns, Conversions and Rollovers shall be subject to the following restrictions:

(a)	the Borrower’s right to make Drawdowns shall be subject to the satisfaction of the conditions set forth in Section 3.1 and Section 3.2, as applicable;

(b)	Drawdowns shall not result in the aggregate principal amount of Loans outstanding under the Credit Facility exceeding the Available Credit;

(c)	Drawdowns by way of Letter of Credit shall be limited so that the aggregate amount of Letters of Credit outstanding hereunder shall not at any time exceed Cdn. $10,000,000.00;

(d)	each Drawdown, Conversion or Rollover must:

(i)	in the case of Canadian Prime Rate Loans, be in a minimum principal amount of Cdn. $500,000.00;

(ii)	in the case of Base Rate Loans, be in a minimum principal amount of U.S. $500,000.00;

(iii)	in the case of Bankers’ Acceptances, be in a minimum face amount of Cdn. $1,000,000.00 and increments of Cdn. $100,000.00; and

(iv)	in the case of LIBOR Loans, be in a minimum principal amount of U.S. $1,000,000.00 and increments of U.S. $100,000.00.

2.5	Notice Periods for Drawdown, Conversions and Rollovers

Subject to Section 2.4 and the other terms and conditions hereof, the Borrower may at any time during the Availability Period make a Drawdown, Conversion or Rollover under the Credit Facility by delivering a Drawdown Notice, or Conversion Notice or Rollover Notice, as the case may be, with respect to a specified type of Loan available under the Credit Facility to the Lender not later than:

(a)	11:00 a.m. (Toronto time) one (1) Banking Day prior to the proposed Drawdown Date for, or Conversion Date into, Canadian Prime Rate Loans or Base Rate Loans, provided that the Borrower shall have the right to make a Drawdown on June 29, 2017 by way of Canadian Prime Rate Loans provided a Drawdown Notice in respect thereof is provided by 3:00 p.m. (Toronto time) on June 28, 2017;

(b)	11:00 a.m. (Toronto time) three (3) Banking Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, for a Drawdown of, Conversion into or Rollover of a LIBOR Loan;

(c)	11:00 a.m. (Toronto time) two (2) Banking Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, for Bankers’ Acceptances; and

(d)	11:00 a.m. (Toronto time) two (2) Banking Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, for a Drawdown of a Letter of Credit.

2.6	Voluntary Cancellation or Reduction

The Borrower may, subject to Section 7.2(b), at any time, upon giving at least two (2) Banking Days’ prior notice to the Lender, cancel in full or, from time to time, reduce in part the Available Credit under the Credit Facility, by delivering a Cancellation Notice; provided, further, that any such reduction shall be in a minimum aggregate amount of Cdn. $500,000.00 and reductions in excess thereof shall be in increments of Cdn. $100,000.00 and integral multiples thereof.

2.7	Irrevocability

A Drawdown Notice, Rollover Notice, Conversion Notice or Cancellation Notice given by the Borrower hereunder shall be irrevocable.

2.8	Termination of LIBOR Loans

If at any time the Lender determines, acting reasonably (which determination will be conclusive and binding on the Borrower), that:

(a)	LIBOR for an existing LIBOR Loan does not adequately reflect the effective cost to the Lender of maintaining such LIBOR Loan, or

(b)	it cannot readily retain funds in the London interbank market in order to maintain any LIBOR Loan for the balance of the applicable Interest Period or cannot otherwise perform its obligations hereunder with respect to any LIBOR Loan for the balance of the applicable Interest Period, then upon at least three (3) Banking Days’ written notice by the Lender to the Borrower, the Borrower will, at its option, either repay the LIBOR Loan to the Lender or convert the LIBOR Loan into one or more other forms of Loans that are permitted by this Agreement, and the Borrower will not be responsible for any loss or expense that the Lender incurs as a result, including breakage costs, notwithstanding that such repayment or conversion does not occur on the last day of an Interest Period.

2.9	Recourse

Nothing in any of the Documents shall mean, nor be construed to mean, that the recourse of the Lender against any Obligor is anything other than full recourse with regard to its obligations hereunder and under the Documents.

2.10	Intentionally Deleted

2.11	Increased Costs

(a)	Increased Costs Generally. If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(ii)	subject the Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof, except for (a) Taxes which are the subject-matter of the indemnity in Section 2.12; and (b) the imposition, or any change in the rate, of any Taxes payable by the Lender pursuant to Section 2.12; or

(iii)	impose on the Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or the Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan (or of maintaining its obligation to make any Loan or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then upon request of the Lender and subject to the Lender providing the certificate referred to in paragraph (c) below, the Borrower shall pay to the Lender such additional amount or amounts as shall compensate the Lender for such additional costs incurred or reduction suffered.

(b)	Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any lending office of the Lender regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital as a consequence of this Agreement, the commitments of the Lender pursuant to this Agreement or any Loan made by the Lender, to a level below that which the Lender could have achieved but for such Change in Law (taking into consideration the Lender’s policies with respect to capital adequacy), then from time to time and subject to the Lender providing the certificate referred to in paragraph (c) below, the Borrower shall pay to the Lender such additional amount or amounts as shall compensate the Lender for any such reduction suffered.

(c)	Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender as specified in paragraph (a) or (b) of this Section (“Additional Compensation”), including a description of the event by reason of which it believes it is entitled to such compensation, and supplying reasonable supporting evidence (including, in the event of a Change in Law, a photocopy of the Applicable Laws evidencing such change) and reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. In the event the Lender subsequently recovers all or part of the Additional Compensation paid by the Borrower, it shall promptly repay an equal amount to the Borrower. The obligation to pay such Additional Compensation for subsequent periods will continue until the earlier of termination of the Loans, the termination/amendment of the specific provisions of this Agreement affected by the Change in Law and a change in the capital requirement or the lapse or cessation of the Change in Law giving rise to the Additional Compensation. The Lender shall make reasonable efforts to limit the incidence of any such Additional Compensation and seek recovery for the account of the Borrower upon the Borrower’s request and at the Borrower’s expense, provided the Lender in its reasonable determination suffers no material economic, legal, regulatory or other disadvantage. Notwithstanding the foregoing provisions, the Lender shall only be entitled to rely upon the provisions of this Section 2.11 if and for so long as it is not treating the Borrower in material and less favourable manner (with respect to the subject-matter of Section 2.11) than is applicable to any other customers of the Lender.

(d)	Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered in respect of any period more than three (3) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the three (3) month period referred to above shall be extended to include the period of retroactive effect thereof.

2.12	Taxes

(a)	All payments made by the Borrower pursuant to this Agreement shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, tax deduction, tax withholding, fee, levy, impost, assessment or other governmental charge imposed or levied by any Governmental Authority (hereinafter “Taxes”), unless the Borrower is required to withhold or deduct Taxes by law or by the interpretation or administration thereof by the relevant Governmental Authority or agency. If the Borrower is so required to withhold or deduct any amount for or on account of Taxes from any payment made under this Agreement, the Borrower shall pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by the Lender (including Additional Amounts) after such withholding or deduction will not be less than the amount the Lender would have received if such Taxes had not been withheld or deducted; provided that Additional Amounts shall exclude (i) Taxes that are imposed on or measured by overall net income of the Lender (and franchise taxes imposed in lieu thereof), and (ii) branch profits taxes, in each case imposed by the jurisdiction under the laws of which the Lender is organized or in which the Lender is resident; (iii) in the case of a Foreign Lender (other than (A) an assignee pursuant to an assignment made when an Event of Default has occurred and is continuing and (B) any other assignee in respect of any particular withholding tax to the extent that the Borrower has expressly agreed that such withholding tax shall be the subject of the indemnity in Section 2.12 (and the fact any such Foreign Lender is an Eligible Assignee does not in and of itself constitute the Borrower’s agreement that any such withholding tax shall be the subject of the indemnity in Section 2.12)), any Additional Amounts attributable to its status as a Foreign Lender; and (iv) any taxes imposed upon the Lender under FATCA. For greater certainty, for purposes of item (iii) above, a withholding tax includes any Tax that a Foreign Lender is required to pay pursuant to Part XIII of the Income Tax Act (Canada) or any successor provision thereto. Wherever in this Agreement there is mentioned, in any context, the payment of principal (and premium, if any), interest or any other amount payable under this Agreement, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(b)	Without limiting the provisions of Section 2.12(a) but subject to the exclusions therein (if applicable), the Borrower shall timely pay any and all present and future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under any other Document or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Document (hereinafter the “Other Taxes”) to the relevant Governmental Authority in accordance with Applicable Laws.

(c)	Within fifteen (15) days after written demand therefor, the Borrower shall indemnify the Lender and save it harmless from and against the full amount of Taxes and Other Taxes in respect of any payment by or on account of any obligation of the Borrower hereunder or under any other Document (including Taxes or Other Taxes imposed or inserted on or attributable to amounts payable under this Section 2.12) imposed on or paid by the Lender and any liability (including penalties, additions to tax, interest and reasonable out-of-pocket expenses) arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender, shall be conclusive absent manifest error. In the event the Lender subsequently recovers all or part of the payment made under this Section paid by the Borrower, it shall promptly repay an equal amount to the Borrower. The Lender shall make reasonable efforts to limit the incidence of any payments under this Section and seek recovery for the account of the Borrower upon the Borrower’s request at the Borrower’s expense, provided the Lender in its reasonable determination suffers no material economic, legal, regulatory or other disadvantage.

(d)	Evidence of Payments. As soon as practicable after any payment of Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender evidence of such payment reasonably satisfactory to the Lender.

(e)	If the Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Document, the Lender shall, at the request of the Borrower, deliver to the Borrower, at the time or times prescribed by Applicable Laws or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by Applicable Laws as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, (a) the Lender, if requested by the Borrower, shall deliver such other documentation prescribed by Applicable Laws or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to withholding or information reporting requirements, and (b) the Lender that ceases to be, or to be deemed to be, resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) or any successor provision thereof shall within five (5) days thereof notify the Borrower in writing.

(f)	If (i) a payment made to the Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA, and (ii) if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the IRC, as applicable), and (iii) where applicable, the Lender were not to satisfy the provisions of the Canada - United States Enhanced Tax Information Exchange Agreement so as to be treated as in compliance with those IRC provisions, then the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by Applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. The Lender agrees that if any form or certification it so previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

2.13	Designation of a Different Lending Office

If the Lender requests compensation under Section 2.11, or requires the Borrower to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.12, then the Lender shall, following the Borrower’s request therefor, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.12, as the case may be, in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not in the judgment of the Lender, acting reasonably, otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with any such designation or assignment.

2.14	Illegality

If the Lender determines that any Applicable Laws have made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make or maintain any Loan, or to determine or charge interest rates based upon any particular rate, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender with respect to the activity that is unlawful shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay or, if conversion would avoid the activity that is unlawful, convert any Loan pursuant to a Conversion Notice. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. The Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

2.15	Right of Setoff

If an Event of Default has occurred and is continuing, the Lender and each of its respective Affiliates is hereby authorized at any time and from time to time to set off (compensate) and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any entity comprising the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Document to the Lender, irrespective of whether or not the Lender has made any demand under this Agreement or any other Document and although such obligations of any entity comprising the Borrower may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff (compensation), consolidation of accounts and bankers’ lien) that the Lender or its Affiliates may have. The Lender agrees to promptly notify the Borrower after any such setoff (compensation) and application, but the failure to give such notice shall not affect the validity of such setoff (compensation) and application.

ARTICLE 3

CONDITIONS PRECEDENT TO DRAWDOWNS

3.1	Conditions for First Drawdown under Credit Facility

Prior to the first Drawdown under the Credit Facility on or following the date hereof, the following conditions shall be satisfied:

(a)	the Lender shall have received a properly executed and completed and timely Drawdown Notice from the Borrower, substantially in the form attached as Schedule B;

(b)	the following financial information regarding LP (for all of which the Lender acknowledges receipt and approval):

(i)	audited consolidated financial statements for LP for the Fiscal Year ended December 31, 2016, and unaudited consolidated financial statements for LP for the Fiscal Quarter ended March 31, 2017;

(ii)	projected operating performance and pro forma cash flows for LP for the Fiscal Year ending December 31, 2017 (reflecting the Redemption);

(c)	the representations and warranties set forth in Section 9.1 shall be true and accurate in all material respects;

(d)	the Lender shall have received an Officer’s Certificate of LP;

(e)	the Borrower shall have delivered to the Lender certified copies of the constating documents and by-laws of each Obligor, resolutions of the directors of each of GP and GP2 authorizing the borrowings hereunder and the entering into of the Documents, and a certificate confirming the incumbency of the signing officers of the relevant Obligors under this Agreement and/or any Documents to be provided pursuant to the provisions hereof, and the Lender, in its sole discretion, shall be satisfied with same and with all other matters relating to the legal organizational structure of each of LP, LP2 and their respective Subsidiaries;

(f)	opinions relating to customary matters (including an opinion as to the due authorization, execution and delivery of the Documents from internal legal counsel and an opinion as to enforceability from Borrower’s Counsel) shall have been delivered to the Lender and be in a form acceptable to the Lender;

(g)	the Documents shall have been executed and delivered;

(h)	no circumstance exists or event has occurred since December 31, 2016, relating to the financial condition, business or assets of LP and its Subsidiaries, which would constitute a Material Adverse Change;

(i)	all specified fees due and payable hereunder prior to or on the date of the Drawdown, shall have been paid or will be paid out of the proceeds of the Drawdown;

(j)	the Lender shall have received evidence satisfactory to it that all necessary notices to, or consents from, third parties and Governmental Authorities for the execution, delivery and performance of this Agreement and for the operation of the business of the Obligors and their respective Subsidiaries have been given or obtained, as the case may be, and are in full force and effect, to the extent that the absence of any such consent would be reasonably likely to cause a Material Adverse Effect;

(k)	all consents required in connection with the Redemption shall have been received from Governmental Authorities and third parties, and the Lender shall have satisfied itself with the transaction steps as set out in a transaction steps memorandum dated April 25, 2017, prepared by Torys (except that the general partner of LP2 will be GP2 and not GP and GP2 is a Wholly-Owned Subsidiary of Brookfield BPY Holdings Inc.) and escrow arrangements satisfactory to the Lender shall have been established providing for the release of the Drawdown in connection with the completion of the Redemption; and

(l)	the Obligors shall have provided all documentation and other information to the Lender required by any applicable “know your customer” or “know your client” requirements and anti-money laundering and anti-terrorism laws, rules and regulations.

3.2	Subsequent Drawdowns under the Credit Facility

On or before each subsequent Drawdown under the Credit Facility, the following conditions shall be satisfied:

(a)	the Lender shall have received a properly executed and completed and timely Drawdown Notice from the Borrower, substantially in the form attached as Schedule B;

(b)	the representations and warranties set forth in Section 9.1 shall be true and accurate in all material respects;

(c)	no circumstance exists or event has occurred with respect to the financial condition, business or assets of LP and its Subsidiaries and/or LP2 and its Subsidiaries, since the previous Drawdown which would constitute a Material Adverse Effect;

(d)	no Default or Event of Default has occurred and is continuing nor shall the Drawdown result in the occurrence of any such event;

(e)	after giving effect to the proposed Drawdown, the aggregate outstanding balance of all Loans shall not exceed the Available Credit and the aggregate face amount of all Letters of Credit outstanding shall not exceed $10,000,000.00; and

(f)	all specified fees due and payable hereunder prior to or on the date of such Drawdown, shall have been paid or shall be paid out of the proceeds of such Drawdown.

3.3	Waiver

The conditions set forth in Sections 3.1 and 3.2 are inserted for the sole benefit of the Lender and may only be waived by the Lender, in whole or in part (with or without terms or conditions), in respect of any Drawdown without prejudicing the right of the Lender at any time to assert such conditions in respect of any subsequent Drawdown.

ARTICLE 4

PAYMENTS OF INTEREST AND FEES

4.1	Interest on Canadian Prime Rate Loans

The Borrower shall pay interest on each Canadian Prime Rate Loan during each Interest Period applicable thereto in Canadian Dollars at a rate per annum equal to the Canadian Prime Rate in effect from time to time plus the Applicable Margin. Each determination by the Lender of the Canadian Prime Rate applicable from time to time during an Interest Period shall, in the absence of manifest error, be binding upon the Borrower. Such interest shall be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Loan to but excluding such Interest Payment Date (or, if such Interest Payment Date follows the repayment of such Loan or the Conversion of such Loan, to but excluding the date of such repayment or Conversion) and shall be calculated on a calendar month basis and on the principal amount of the Canadian Prime Rate Loan outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be. Changes in the Canadian Prime Rate shall cause an immediate adjustment of the interest rate applicable to such Loan without the necessity of any notice to the Borrower.

4.2	Interest on Base Rate Loans

The Borrower shall pay interest on each Base Rate Loan during each Interest Period applicable thereto in Dollars at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin. Each determination by the Lender of the Base Rate applicable from time to time during an Interest Period will, in the absence of manifest error, be binding upon the Borrower. Such interest will be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Loan to but excluding such Interest Payment Date (or, if such Interest Payment Date follows the repayment of such Loan or the Conversion of such Loan, to but excluding the date of such repayment or Conversion) and will be calculated on the principal amount of the Base Rate Loan outstanding during such period and on the basis of the actual number of days elapsed divided by 365 or 366, as applicable. Changes in the Base Rate will cause an immediate adjustment of the interest rate applicable to such Loan without the necessity of any notice to the Borrower.

4.3	Interest on LIBOR Loans

The Borrower shall pay interest on each LIBOR Loan during each Interest Period applicable thereto in Dollars at a rate per annum (expressed on the basis of a 360 day year) equal to the LIBOR in effect from time to time plus the Applicable Margin. Each determination by the Lender of LIBOR applicable from time to time during an Interest Period will, in the absence of manifest error, be binding upon the Borrower. Such interest will be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Conversion Date, Rollover Date or Interest Payment Date, as the case may be, for such Loan to but excluding such Interest Payment Date (or, if such Interest Payment Date follows the repayment of such Loan or the Conversion of such Loan, to but excluding the date of such repayment or Conversion) and will be calculated on the principal amount of the LIBOR Loan outstanding during such period and on the basis of the actual number of days elapsed divided by 360. Changes in LIBOR will cause an immediate adjustment of the interest rate applicable to such Loan without the necessity of any notice to the Borrower.

4.4	No Deduction etc.

All interest payments to be made hereunder shall be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment thereof, and interest shall accrue on overdue interest, if any, at a rate per annum which is equal to the rate payable at such time on a Canadian Prime Rate Loan.

4.5	Intentionally Deleted

4.6	Standby Fee

The Borrower shall pay to the Lender a standby fee in Canadian Dollars calculated at the rate per annum specified as the applicable “Standby Fee Rate” set out in the definition of Applicable Margin on the daily unadvanced portion of the Credit Facility. The standby fee will be determined daily beginning on the date hereof and will be calculated on the basis of a calendar year of 365 or 366 days, as the case may be, and will be payable by the Borrower quarterly in arrears on the fifth Banking Day of January, April, July and October of each year.

ARTICLE 5

BANKERS’ ACCEPTANCES AND LETTERS OF CREDIT

5.1	Bankers’ Acceptances

All Bankers’ Acceptances hereunder shall be issued in accordance with the provisions of this Article 5.

5.2	General Mechanics of Issuance

(a)	At no time will there be more than three different maturity dates for Bankers’ Acceptances.

(b)	The term of a Bankers’ Acceptance shall not extend beyond the Maturity Date.

5.3	Purchase of Bankers’ Acceptances

(a)	The Lender shall purchase each Bankers’ Acceptance accepted by it for a price equal to the face amount thereof less the discount to the face amount thereof required to yield an interest rate per annum equal to the BA Discount Rate in effect on the applicable Drawdown Date, Rollover Date or Conversion Date. The Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any Bankers’ Acceptance purchased by it.

(b)	If the Lender determines in good faith, which determination shall be final, conclusive and binding upon the Borrower, and so notifies the Borrower, that there does not exist, at the applicable time, a normal market in Canada for the purchase and sale of bankers’ acceptances, any right of the Borrower to require the Lender to purchase Bankers’ Acceptances under this Agreement shall be suspended until the Lender determines that such market does exist and gives notice thereof to the Borrower, and any Drawdown Notice, Conversion Notice or Rollover Notice requesting Bankers’ Acceptances shall be deemed to be a Drawdown Notice, Conversion Notice or Rollover Notice requesting Canadian Prime Rate Loans in a similar aggregate principal amount.

5.4	Drawdown

The Lender shall transfer to the account of either of the entities comprising the Borrower or to such other account as they may direct in the applicable Drawdown Notice, for value on the Drawdown Date immediately available Canadian Dollars in an aggregate amount equal to the Discount Proceeds of all Bankers’ Acceptances purchased by it (net of BA Stamping Fees).

5.5	Rollovers

In the case of a Rollover, in whole or in part, of a Bankers’ Acceptance, in order to satisfy the continuing liability of the Borrower to the Lender for the face amount of the maturing Bankers’ Acceptance, the Lender shall determine and retain the Discount Proceeds of the new Bankers’

Acceptance issued on that Rollover and the Borrower shall, on the maturity date of the maturing Bankers’ Acceptance, pay to the Lender (i) the difference between the principal amount of the maturing Bankers’ Acceptance and the Discount Proceeds from the new Bankers’ Acceptance and (ii) the BA Stamping Fee in respect of the new Bankers’ Acceptance to which the Lender is entitled hereunder. Where a Banker’s Acceptance is rolled over in part, the portion not rolled over shall be subject to the provisions of Section 5.6(b) hereof.

5.6	Conversions

(a)	In the case of a Conversion into a Bankers’ Acceptance, in order to satisfy the continuing liability of the Borrower to the Lender for the amount of the converted Loan, the Lender shall determine and retain for its own account the Discount Proceeds of the Bankers’ Acceptance issued upon such Conversion and the Borrower shall on the Conversion Date pay to the Lender (i) the difference between the principal amount of the converted Loan and the Discount Proceeds from the Bankers’ Acceptance and (ii) the BA Stamping Fee in respect of the Bankers’ Acceptance to which the Lender is entitled to hereunder.

(b)	In the case of a Conversion of a Bankers’ Acceptance, in whole or in part, into a Canadian Prime Rate Loan, in order to satisfy the continuing liability of the Borrower to the Lender for an amount equal to the face amount of the Bankers’ Acceptance, the Lender shall record the obligation of the Borrower to the Lender as a Canadian Prime Rate Loan. Where a Banker’s Acceptance is converted in part, the portion not converted shall be subject to the provisions of Section 5.5 in the case of a Rollover, or otherwise Section 5.7(b), in the case of repayment.

5.7	Maturity

Prior to the maturity date of a Bankers’ Acceptance, and in accordance with the provisions of Section 7.2(b), the Borrower shall deliver to the Lender one, or a combination, of the following:

(a)	a Rollover Notice stating that the Borrower intends to draw and present for acceptance on the maturity date a new Bankers’ Acceptance in the same face amount as the maturing Bankers’ Acceptance, or such other amount so permitted pursuant to Section 5.5; or

(b)	a Repayment Notice in respect of such Bankers’ Acceptance or a part thereof and on the maturity date of the maturing Bankers’ Acceptance, pay to the Lender, an amount equal to the face amount of the maturing Bankers’ Acceptance or the portion thereof being repaid; or

(c)	a Conversion Notice in respect of such Bankers’ Acceptance as set out in Section 5.6.

If the Borrower fails to so notify the Lender, the Lender shall effect a Conversion into a Canadian Prime Rate Loan as if a Conversion Notice pursuant to (c) above had been given by the Borrower to the Lender.

5.8	Bankers’ Acceptances Stamping Fees

Upon the acceptance by the Lender of any draft of the Borrower pursuant to this Agreement, the Borrower shall be obliged to pay (which payment shall be satisfied if payment is deducted by the Lender under Section 5.4) to the Lender, a fee in Canadian Dollars equal to the BA Stamping Fee on the face amount at maturity of the Bankers’ Acceptance for its Interest Period.

5.9	General

(a)	In order to facilitate the issuance of Bankers’ Acceptances pursuant to this Article 5, the Borrower authorizes the Lender and appoints the Lender its attorney to complete, sign and endorse drafts on its behalf in handwritten form or by facsimile or mechanical signature or otherwise and, once so completed, signed and endorsed to accept them as a Bankers’ Acceptance under this Article 5 and then purchase, discount or negotiate such a Bankers’ Acceptance in accordance with the provisions of this Article 5. Drafts so completed, signed, endorsed and negotiated on behalf of the Borrower by the Lender shall bind the Borrower as fully and effectively as if so performed by an authorized officer of the Borrower. Each draft of a Bankers’ Acceptance completed, signed or endorsed by the Lender shall mature on the last day of the Interest Period with respect thereto.

(b)	Any executed drafts to be used for Bankers’ Acceptances which are held by the Lender need only be held in safekeeping with the same degree of care as if they were the Lender’s own property and the Lender was keeping them at the place at which they are to be held. The Borrower shall, by written notice to the Lender, designate the persons authorized to give the Lender instructions regarding the manner in which the drafts are to be completed and the times at which they are to be issued. Neither the Lender nor any of its respective directors, officers, employees or representatives shall be liable for any action taken or omitted to be taken by any of them under this Article 5 except for its own negligence or wilful misconduct.

(c)	The Lender shall maintain a record with respect to Bankers’ Acceptances (i) accepted by it hereunder; (ii) cancelled at their respective maturities; or (iii) voided by it for any reason.

(d)	The Borrower shall not claim any days of grace for the payment at maturity of any Bankers’ Acceptance. The obligations of the Borrower with respect to Bankers’ Acceptances under this Agreement shall be unconditional and irrevocable and shall, to the maximum extent permitted by law, be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i)	any lack of validity or enforceability of any bill of exchange accepted by the Lender as a Bankers’ Acceptance; or

(ii)	the existence of any claim, set off, defence or other right which the Borrower may have at any time against the holder of a Bankers’ Acceptance, or any other Person, whether in connection with this Agreement or otherwise.

5.10	Letters of Credit

(a)	If the Borrower wishes to request that a Letter of Credit be issued under the Credit Facility, the Borrower shall, at the time it delivers a Drawdown Notice pursuant to Section 2.5(d), execute and deliver to the Lender the Lender’s usual documentation relating to the issuance and administration of letters of credit. In the event of any inconsistency between the terms of such documentation and this Agreement, the terms of this Agreement will prevail.

(b)	Each Letter of Credit will be in a standard form required by the Lender.

(c)	No Letter of Credit may be issued for a period in excess of 365 days or that shall expire beyond the Maturity Date.

(d)	The Borrower shall be deemed to have requested a Canadian Prime Rate Loan in an amount equal to the sum of the relevant amount and all charges and expenses incurred by the Lender in connection with payment under a Letter of Credit provided that if a Letter of Credit has been issued by the Lender in Dollars, the Borrower shall be deemed to have requested a Base Rate Loan in an amount equal to the sum of the relevant amount and all charges and expenses incurred by the Lender in connection with payment under such Letter of Credit.

(e)	The Borrower hereby undertakes to indemnify and hold harmless the Lender from time to time on demand by the Lender from and against all liabilities and costs (including any costs incurred in funding any amount that falls due from the Lender under any Letter of Credit hereunder) to the extent that such liabilities or costs are not satisfied or compensated by the payment of interest on sums due pursuant to this Agreement in connection with any Letter of Credit except where such liabilities or costs result from the gross negligence or wilful misconduct of the Person claiming indemnification.

(f)

The Lender will at all times be entitled, and is irrevocably authorized by the Borrower, to make any payment under a Letter of Credit for which a request or demand has been made in the required form without any further reference to the Borrower and any investigation or enquiry, need not concern itself with the propriety or validity of any claim made or purported to be made under the terms of such Letter of Credit (except as to compliance with the payment conditions of such Letters of Credit) and will be entitled to assume that any Person expressed in such Letter of Credit as being entitled to make demand or receive payments thereunder is so entitled. Accordingly, so long as a request or demand has been made as aforementioned, it will not be a defence to any demand made of the Borrower hereunder, nor will the obligations of the Borrower hereunder be impaired by the fact (if it be the case) that the Lender was or might have been justified in refusing payment, in whole or in part, of the amounts so claimed.

(g)	A certificate of the Lender as to the amounts paid by the Lender pursuant to this Section 5.10 or the amount paid under any Letter of Credit will, in the absence of manifest error, be prima facie evidence of the existence and amount of such payment in any legal action or proceeding arising out of or in connection herewith.

(h)	The Borrower shall pay to the Lender a fee in Canadian Dollars or Dollars, as applicable depending on the currency of the Letter of Credit for which the fee is payable, calculated from the date that the Letter of Credit is issued at the Letter of Credit Fee Rate on the amount of such Letter of Credit. The fee will be payable quarterly in arrears on the fifth Banking Day of January, April, July and October of each year.

(i)	If any Letter of Credit is outstanding upon the occurrence of an Event of Default or on the Maturity Date, the Borrower shall forthwith pay to the Lender an amount (the “deposit amount”) equal to the undrawn face amount of the outstanding Letter of Credit, which deposit amount shall be held by the Lender for application against the indebtedness owing by the Borrower to the Lender in respect of any draw on the outstanding Letter of Credit. In the event that the Lender is not called upon to make full payment on the outstanding Letter of Credit prior to its expiry date, the deposit amount, or any part thereof that has not been paid out, shall be returned to the Borrower.

(j)	The obligations of the Borrower with respect to Letters of Credit shall be unconditional and irrevocable, and must be paid or performed strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(i)	any lack of validity or enforceability of any Document or the Letters of Credit;

(ii)	any amendment or waiver of or any consent to or actual departure from this Agreement;

(iii)	the existence of any claim, set-off, defence or other right which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Lender or any other Person or entity, whether in connection with this Agreement, the transactions contemplated herein or in any other agreements or any unrelated transactions;

(iv)	any document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect except for non-compliance with the payment conditions of such Letter of Credit; or

(v)	any other circumstance whatsoever, whether or not similar to any of the foregoing.

At the option of the Lender, either the Uniform Customs and Practice for Documentary Credits or International Standby Practices, each published by the International Chamber of Commerce, current on the issue of each Letter of Credit shall be binding on the Borrower and the Lender with respect to each such Letter of Credit. The Borrower assumes all risks of the acts or omissions of the beneficiary of each Letter of Credit with respect to such Letter of Credit. In furtherance of, and not in limitation of, the issuing bank’s rights and powers under such Uniform Customs and Practice for Documentary Credits or International Standby Practices, as applicable, but subject to all other provisions of this Section 5.10(k)    it is understood that the Lender will not have any liability for, and that the Borrower assumes all responsibility for: (i) the genuineness of any signature, (ii) the form, validity, genuineness, falsification and legal effect of any draft, certification or other document required by a Letter of Credit or the authority of the Person signing the same, (iii) the failure of any instrument to bear any reference or adequate reference to a Letter of Credit or the failure of any Person to note the amount of any instrument on the reverse of a Letter of Credit or to surrender a Letter of Credit, (iv) the good faith acts of any Person other than the Lender and its agents and employees, (v) the existence, form or sufficiency or breach or default under any agreement or instrument of any nature whatsoever, (vi) any delay in giving or failure to give any notice, demand or protest, and (vii) any error, omission, delay in or nondelivery of any notice or other communication, however sent. The determination as to whether the required documents are presented prior to the expiration of a Letter of Credit and whether such other documents are in proper and sufficient form for compliance with a Letter of Credit will be made by the Lender, in its sole discretion, which determination will be conclusive and binding upon the Borrower absent manifest error. It is agreed that the Lender may honour, as complying with the terms of a Letter of Credit and this Agreement, any documents otherwise in order and signed or issued by the beneficiary thereof. Any action, inaction or omission on the part of the Lender under or in connection with any Letter of Credit or any related instrument or document, if in good faith and in conformity with such laws, regulations or commercial or banking customs as the Lender may reasonably deem to be applicable, will be binding upon the Borrower, and will not affect, impair or prevent the vesting of any of the Lender’s rights or powers hereunder or the Borrower’s obligation to make full reimbursement of amounts drawn under the Letters of Credit. Notwithstanding the provisions of this Section 5.10, the Borrower shall not be responsible, and no Person will be relieved of responsibility, for any gross negligence or wilful misconduct of such Person.

ARTICLE 6

VARIOUS CONVERSION OPTIONS AND EVIDENCE OF DRAWDOWNS

6.1	Borrower’s Conversion Options

Subject to the provisions of this Agreement, the Borrower may convert the whole or any part of any type of Loan into any other type of Loan permitted hereunder on the last day of the applicable Interest Period therefor, by giving the Lender a Conversion Notice within the notice period specified in respect of the type of Loan into which the existing Loan is being converted as set forth in Section 2.5 prior to the date of Conversion.

6.2	Evidence of Drawdowns by Account of Record

The Lender shall open and maintain books of account evidencing all Loans and all other amounts owing by the Borrower to the Lender hereunder. The Lender shall enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by one or both of the parties comprising the Borrower hereunder. The information entered in the foregoing accounts shall constitute prima facie evidence of the obligations of the Borrower to the Lender hereunder with respect to all Loans and all other amounts owing by the Borrower to the Lender hereunder. After a request by the Borrower, the Lender shall promptly advise the Borrower of such entries made in its books of account.

ARTICLE 7

REPAYMENT

7.1	Mandatory Repayment of Principal

Subject to the provisions of Section 11.2, the Borrower shall repay the outstanding principal amount of Loans outstanding under the Credit Facility on the Maturity Date.

7.2	Optional Repayment of Principal

The Borrower may, at its option, at any time, from time to time, repay without premium or penalty, the whole or any part of any Loan provided that:

(a)	the Borrower shall give a Repayment Notice to the Lender at least three Banking Days prior to the repayment date; and

(b)	each such repayment may be made at any time and from time to time in accordance with Section 7.2(a) except a Bankers’ Acceptance may only be paid on the last day of its Interest Period.

7.3	Prepayment of Bankers’ Acceptances

If the Borrower shall, in any manner permitted or required pursuant to this Agreement, repay or prepay, a Bankers’ Acceptance other than on the last day of its Interest Period, then such amount received by the Lender shall be held by the Lender in an interest-bearing segregated deposit account and stand as cash collateral for the obligations thereunder at maturity and any interest earned thereon shall be for the account of the Borrower, subject to set-off rights of the Lender.

ARTICLE 8

PLACE AND APPLICATION OF PAYMENTS

8.1	Place of Payment of Principal, Interest and Fees

All payments of principal, interest, fees and other amounts to be made by the Borrower to the Lender pursuant to this Agreement shall be made for value on the day such amount is due and, if such day is not a Banking Day, on the Banking Day next following, by deposit or transfer thereof to the account of the Lender designated by the Lender for such purpose or at such other place as the Lender and the Borrower may from time to time agree.

8.2	Funds

Each amount advanced, disbursed or paid hereunder shall be advanced, disbursed or paid, as the case may be, in such form of funds as may from time to time be customarily used for Canadian Dollars in [Montreal, Quebec/Toronto, Ontario] in the settlement of banking transactions similar to the banking transactions required to give effect to the provisions of this Agreement on the day such advance, disbursement or payment is to be made but, in any event, shall be advanced, disbursed or paid, as the case may be, no later than 2:00 p.m. (Toronto time) on the relevant day in order for it to be treated hereunder as having been advanced, disbursed or paid on such date.

8.3	Application of Payments

If any Event of Default shall occur and be continuing, all payments made by the Borrower hereunder shall be applied in the following order:

(a)	to amounts due hereunder as costs and expenses in respect of Loans;

(b)	to amounts due hereunder as overdue interest in respect of Loans;

(c)	to amounts due hereunder as fees on Loans;

(d)	to amounts due hereunder as interest on Loans; and

(e)	to amounts due hereunder as principal on Loans.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1	Representations and Warranties

Each of the Obligors represents and warrants as follows to the Lender, as of the date hereof and as of any other date (other than any such representations and warranties that, by their terms, refer to a specific date, in which case on and as of such specific date) as and when such representations and warranties are required to be made by the respective Obligors hereunder or any other Documents, and acknowledges and confirms that the Lender is relying upon such representations and warranties:

(a)	Status. Each Obligor and each of its Subsidiaries (i) is a trust, corporation, limited liability company, partnership or limited partnership organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, amalgamation, consolidation, organization or formation, (ii) is duly qualified, licensed and registered (to extent relevant) to carry on business under Applicable Laws in all jurisdictions where it conducts business, except where the failure to so qualify, be licensed or be registered would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite legal power and authority to own or lease and operate its properties and to carry on its business.

(b)	Authority. Each Obligor has full power and authority to enter into this Agreement and the Documents to which it is a party and to do all acts and execute and deliver all other documents as are required hereunder or thereunder to be done, observed or performed by it in accordance with their terms.

(c)	Valid Authorization. Each Obligor has taken all necessary action to authorize the creation, execution, delivery and performance of this Agreement and the Documents to which it is a party and to observe and perform the provisions of each in accordance with its terms.

(d)	Validity of Documents and Enforceability. This Agreement constitutes and, when executed and delivered, each of the Documents to which any Obligor is a party will constitute valid and legally binding obligations of such Obligor, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforceability of creditors’ rights and subject to the fact that specific performance is an equitable remedy available only in the discretion of the court. Neither the execution and delivery of this Agreement and the Documents to which it is a party, nor compliance with the terms and conditions of any of them, (i) has resulted or will result in a violation of any Obligor’s articles, partnership agreement, limited partnership agreement or deed of trust or the by-laws or any resolutions passed by such Obligor’s board of trustees, board of directors, partners or shareholders, as applicable, or any applicable law, rule, regulation, order, judgment, injunction, award or decree, (ii) has resulted or will result in a breach of, or constitute a default under, any loan agreement, indenture, trust deed or any other Significant Agreement to which it is a party or by which any Obligor is bound, (iii) will result in the creation of any lien, charge, security interest, encumbrance or any other rights (other than as contemplated by the Documents) upon any property of any Obligor pursuant to any agreement, indenture or other instrument to which such Obligor is a party, or by which such Obligor or its respective property may be bound or affected, or (iv) requires any approval or consent of, or the giving of any notice to, any Governmental Authority except such as has already been obtained or given.

(e)	Subsidiaries. Set forth on Schedule 9.1(e) is an organizational chart, depicting, as of June 30, 2017, the principal operating structure of LP. All outstanding

Equity Interests owned directly or indirectly by each Obligor have been validly issued, are fully paid and non-assessable and are owned by such Obligor or one or more of its Subsidiaries, free and clear of all Liens, except Permitted Encumbrances.

(f)	Non-Default.

(i)	No Default or Event of Default has occurred and is continuing.

(ii)	No default or event of default has occurred under or with respect to any other obligation of any Obligor or a Subsidiary of such Obligor that would be reasonably likely to result in a Material Adverse Effect.

(g)	Financial Condition and Information.

(i)	The consolidated balance sheet of LP and its Subsidiaries as of December 31, 2016, and the related consolidated statement of income and consolidated statement of cash flows of LP and its Subsidiaries, the consolidated balance sheet of LP and its Subsidiaries as at March 31, 2017, and the related consolidated statement of income and consolidated statement of cash flows of LP and its Subsidiaries for the three months then ended, copies of which have been furnished to the Lender, fairly present in all material respects, subject to the notes therein, the consolidated financial condition of LP and its Subsidiaries as at such dates and the consolidated results of operations of LP and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP, and since the date of the most recent financial statements of LP and its Subsidiaries delivered to the Lender in connection with the Credit Facility, there has been no Material Adverse Change in LP’s financial condition, assets or business, taken as a whole.

(ii)	Intentionally Deleted

(iii)	The consolidated forecasted statement of income and statement of cash flows of the LP delivered to the Lender pursuant to Section 3.1 and Section 10.1(h) were prepared in good faith on the basis of assumptions that were deemed reasonable by management in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, a good faith estimate as of such time of future consolidated financial performance of the LP.

(iv)	To LP’s knowledge, none of the information furnished in writing by or on behalf of LP and its Affiliates to the Lender (other than the consolidated forecasted statement of income, consolidated forecasted statement of cash flows and all other projections, forecasts and forward-looking information as to which, in the case of such items delivered pursuant to Section 3.1 and Section 10.1(h), the representations set forth in Section 9.1(g)(iii) shall apply) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading on and as of the date made.

(h)	Indebtedness. Set forth on Schedule 9.1(h) hereto is a complete and accurate list of the Indebtedness for borrowed money of LP and its Subsidiaries, showing as of March 31, 2017, the obligor and the principal amount outstanding thereunder. No Obligor or any Subsidiary of an Obligor has any contingent obligation that as of the date of this Agreement would be required in accordance with GAAP to be disclosed in the consolidated financial statements of LP, or the footnotes thereto, as a contingent liability.

(i)	Liens. Also set forth on Schedule 9.1(h) hereto is a complete and accurate list of all existing Liens securing Indebtedness for borrowed money of more than Cdn. $25,000,000.00 individually of LP and its Subsidiaries, showing as of December 31, 2016, the property subject to such existing Lien and the existing amount thereof. None of the property or assets of any Obligor or any of its Subsidiaries is subject to (i) any Lien in respect of any judgment by a court of competent jurisdiction (except to the extent (y) covered by a blanket insurance policy or valid and binding policy of insurance between such Obligor or Subsidiary and an insurer covering payment thereof and (z) such insurer, which shall be rated at least “A” by A.M. Best Company (or any lesser rating which is usual and acceptable to the Lender, acting reasonably), has been notified of, and has not disputed the claim made for payment of, the amount of such judgment) in excess of Cdn. $5,000,000.00 individually, or Cdn. $25,000,000.00 in the aggregate, on the date hereof or (ii) any Lien that is not a Permitted Encumbrance.

(j)	Environmental. The operations and properties of each Obligor and each of its Subsidiaries comply in all respects with all applicable Environmental Laws and Environmental Permits, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect; all past non-compliance with such Environmental Laws and Environmental Permits has been resolved in all respects without ongoing obligations or costs, except to the extent that such non-compliance, obligations and costs would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and to the knowledge of each Obligor, no circumstances exist that would be reasonably likely to (A) form the basis of an Environmental Action against any Obligor or any of its Subsidiaries and that would reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Laws that would be reasonably likely to have a Material Adverse Effect.

(k)	Environmental Convictions. No Obligor has ever been convicted of an offence or subjected to any judgment, injunction or other proceeding, for material non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled a prosecution, judgment, injunction or other proceeding short of conviction.

(l)	Properties. Set forth on Schedule G hereto is a complete and accurate list, as of March 31, 2017, of all material Real Property owned or leased by each Obligor and its Subsidiaries (as applicable), showing as of the date hereof (i) the location and common name thereof, (ii) the beneficial owner of such Real Property, and (iii) whether such Real Property is owned in freehold or leasehold. Each Obligor or such Subsidiary has good, marketable and insurable title to such Real Property, free and clear of all Liens, other than Permitted Encumbrances. Each leasehold interest (held by an Obligor) in material Real Property is held pursuant to a valid, binding and enforceable lease, except (y) enforceability may be limited by applicable bankruptcy, insolvency and other laws of general application limiting the enforceability of creditors’ rights generally and (z) to the extent that failure to hold a leasehold interest pursuant to a valid, binding and enforceable lease would not be reasonably likely to have a Material Adverse Effect.

(m)	Insurance. Each Obligor and its Subsidiaries has blanket insurance policy or other insurance in place, issued by responsible and reputable insurers, in such amounts and covering such risks as is usually carried (and, with respect to terrorism insurance, available on commercially reasonable terms) by companies engaged in similar businesses and owning similar properties in the same general areas in which such Obligor or such Subsidiaries operate.

(n)	Compliance with Applicable Laws. No Obligor or any of its Subsidiaries is in violation of any Applicable Laws, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

(o)	Compliance with Significant Agreements. No Obligor or any of its Subsidiaries is in breach of any loan agreement, indenture, trust deed or other Significant Agreement, the breach of which could have a Material Adverse Effect.

(p)	Material Adverse Effect. Since the date of the last financial statements of LP delivered pursuant hereto to the Lender, there has occurred no event which has had a Material Adverse Effect or which would reasonably be expected to have a Material Adverse Effect.

(q)	Absence of Litigation. Except as disclosed by or on behalf of the Borrower to the Lender in writing, there are no actions, suits or proceedings pending or, to the knowledge of it, after due inquiry, threatened against or affecting any Obligor or any Subsidiary of an Obligor or of their undertakings and assets, at law, in equity or before any arbitrator or before or by any governmental department, body, commission, board, bureau, agency or instrumentality having jurisdiction in the premises in respect of which a determination adverse to any Obligor or Subsidiary of an Obligor: (i) would be reasonably likely to have a Material Adverse Effect; or (ii) would be reasonably likely to have a material adverse effect upon the ability of any Obligor to perform any of its obligations under this Agreement, the Documents or any Significant Agreements, and no Obligor is in default with respect to any law, regulation, order, writ, judgment, injunction or award of any competent government, commission, board, agency, court, arbitrator or instrumentality which is reasonably likely to have a Material Adverse Effect.

(r)	No Judgments, etc. Except as disclosed by or on behalf of the Borrower in writing to the Lender, there are no outstanding judgments, writs of execution,

work orders, notices of deficiency capable of resulting in work orders, injunctions or directives against any Obligor or any of their respective Subsidiaries or any of their material property or assets which would reasonably be expected to have a Material Adverse Effect.

(s)	Authorizations, etc. Each Obligor and its Subsidiaries holds, in good standing, all authorizations, permits, consents, registrations and approvals, free from burdensome restrictions or known conflicts with the rights of others, necessary to conduct its business, the absence of which would have a Material Adverse Effect.

(t)	Agreements. No Obligor or any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that would be reasonably likely to have a Material Adverse Effect.

(u)	Non-Residents of Canada. Each of LP and LP2 is a Canadian partnership within the meaning of the Income Tax Act (Canada).

(v)	Payment of Taxes. Each Obligor and each of its Subsidiaries has paid all taxes of any kind or nature whatsoever when the same were due and payable imposed upon it or any of the assets of such Obligor and its Subsidiaries and each of such Obligor and its Subsidiaries has filed or caused to be filed all federal, provincial and municipal tax returns which to its or their knowledge are required to be filed and have paid or caused to be paid all taxes, as shown on such returns, or any assessment received by them plus all interest and penalties to the extent that such taxes or assessments have become due, except such as may be diligently contested in good faith and by appropriate proceedings or as to which a bona fide dispute may exist and for which adequate reserves are being maintained.

(w)	Significant Agreements and Permitted Encumbrances.

(i)	With respect to each of the Significant Agreements: (A) it is in full force and effect and has not, except as has been disclosed to (and consented to, where required hereunder) the Lender, been amended; (B) to the extent an Obligor or a Subsidiary of an Obligor is a party thereto, it has been duly executed and delivered and constitutes a valid and binding obligation of such Obligor or Subsidiary; and (C) no Obligor or Subsidiary of an Obligor has received any notice or claim of a default or breach which is reasonably likely to have a Material Adverse Effect.

(ii)	With respect to each of the Significant Agreements and each of the Permitted Encumbrances, all obligations and covenants, the non-compliance with which is reasonably likely to have a Material Adverse Effect, required to be met or complied with on the part of any Obligor or Subsidiary of an Obligor have been complied with and with respect to any other party thereto have been met or complied with to the best of its knowledge.

(x)	Labour Relations. As of the date hereof, (i) there is no strike, work slow down or stoppage pending, or to its knowledge, threatened, against any Obligor or any Subsidiary of an Obligor; (ii) there are no representation proceedings pending or, to the Borrower’s knowledge, threatened with any labour relations board, and no labour organization or group of employees of any Obligor or any of its respective Subsidiaries has made a pending demand for certification or recognition; and (iii) there are no complaints, labour disputes or charges against any Obligor or any of its Subsidiaries pending or, to the knowledge of the Obligors, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Obligor or any of its Subsidiaries of any individual, in each case that would, in the aggregate reasonably be expected to have a Material Adverse Effect.

(y)	Pension Plan. Schedule 9.1(y) sets forth a complete list and description of all Pension Plans established by any Obligor or any of its Subsidiaries as at the date hereof. All Pension Plans (if any) are being operated, administered and maintained in compliance with all Applicable Laws. All premiums, contributions and any other amounts required by applicable Pension Plan documents or Applicable Laws to be paid or accrued by the Obligors and/or their respective Subsidiaries are being paid or accrued as required.

(z)	Ranking. The Obligations of the Borrower under the Documents rank pari passu, without preference or priority, with all other senior unsecured Indebtedness of the Borrower (including, without limitation, $266,000,000.00 of senior unsecured non-revolving term credit facilities to be advanced on the date of this Agreement and $300,000,000.00 of other senior unsecured revolving term credit facilities pursuant to amended and restated credit agreements executed on the day of execution of this Agreement, as such credit facilities may be amended from time to time).

(aa)	Intellectual Property. With respect to all patents, copyrights, copyright applications, service marks and trademarks, whether or not registered that are owned or licensed by any Obligor or any of its Subsidiaries and which are material to the operation of the business of any Obligor or any of its Subsidiaries (collectively, the “Intellectual Property”): (i) to the knowledge of the Obligors, there is no material violation by any Person of any right of any Obligor or any of its Subsidiaries in existence with respect to any such Intellectual Property; (ii) an Obligor or its applicable Subsidiary is the sole owner/licencee of such Intellectual Property; (iii) such Intellectual Property is free and clear of any claims, encumbrances or charges save for Permitted Encumbrances, and none of the Obligors or any of their Subsidiaries has used or enforced, or failed to use or enforce, its Intellectual Property in any manner which could result in the abandonment or cancellation thereof; and (iv) to the knowledge of the Obligors, there has been no material infringement or violation of any Obligor’s and any of its Subsidiary’s rights in and to its Intellectual Property.

(bb)	LP2. LP2’s business shall be limited to making loans to Brookfield Canada Office Properties and/or its Affiliates for the purpose of allowing Brookfield Canada Office Properties and/or its Affiliates to complete the Redemption.

9.2	Nature of Representations and Warranties

The representations and warranties in this Agreement and in any certificates or documents delivered to the Lender hereunder shall not merge in or be prejudiced by and shall survive any Drawdown and shall continue in full force and effect so long as any amounts are owing by the Borrower to the Lender under this Agreement.

ARTICLE 10

COVENANTS

10.1	Covenants of the Borrower

So long as any amount payable hereunder is outstanding or the Credit Facility is available hereunder, each Obligor covenants and agrees with the Lender that:

(a)	Punctual Payment. It shall duly and punctually pay the principal of all Loans, all interest thereon and all fees and other amounts required to be paid by it hereunder in the manner specified hereunder.

(b)	Corporate Existence, No Mergers, No Dissolution, etc. Each Obligor shall do or cause to be done, and shall cause each of its Subsidiaries to do or cause to be done, all things necessary to (i) preserve and keep in full force and effect its existence in accordance with all Applicable Laws (provided that no Subsidiary (that is not a Material Subsidiary) shall be required to preserve its existence or be prevented from winding-up or dissolving, if, in either instance, the non-preservation, winding-up or dissolution of such Subsidiary (that is not a Material Subsidiary) is permitted hereunder or following a transfer not prohibited hereunder in which substantially all of the assets of such Subsidiary (that is not a Material Subsidiary) were sold and the failure to preserve the Subsidiary’s (that is not a Material Subsidiary) existence is not materially disadvantageous to one or more Obligors) and (ii) maintain up-to-date registrations, permits and licences and filings of all corporate, partnership, limited partnership or trust (as relevant) financial and other returns under the laws of all jurisdictions where it owns any assets or carries on its business, and (iii) maintain full corporate, partnership, limited partnership, trust (or other, as applicable) right, power and authority to perform its obligations under each of the Documents to which it is a party and (iv) maintain, full corporate, limited partnership, partnership, trust (or other, as applicable) right, power and authority to own and operate all assets legally or beneficially owned by it and to carry on its respective businesses and manage and operate its respective businesses or cause its respective businesses to be managed and operated in accordance with prudent industry practice in all respects and in compliance in all material respects with the terms and provisions of all Applicable Laws, leases, contracts and agreements, except in the case of subparagraphs (ii) and (iv) above where the failure to do so has not had, or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and except in the case of subparagraph (i) above where otherwise permitted pursuant to the terms of this Agreement.

(c)	Compliance with Laws. Each Obligor shall comply, and cause each of its Subsidiaries to comply, with the requirements of all Applicable Laws (including all applicable Environmental Laws), non-compliance with which would reasonably be expected to have a Material Adverse Effect.

(d)	Access to Information. Subject to the next following sentence, at the request of the Lender, each Obligor shall provide to the Lender such information in respect of the Obligors and their Subsidiaries as may be reasonably requested by the Lender. The Obligors shall not be required to provide the Lender with information under this Section 10.1(d) which they would be prohibited by contract or Applicable Laws from so doing or which would require an Obligor to make a securities filing or to issue a press release in order to comply with Canadian or U.S. securities disclosure rules as a result of such disclosure to the Lender.

(e)	Permit Inspections. Each Obligor shall permit, and shall cause each of its Subsidiaries to permit, the Lender, by its representatives and agents, after reasonable notice but in any event no more than once per year (other than during the continuance of an Event of Default), to visit or inspect any assets of such Obligor or such Subsidiary and to discuss its affairs, finances and accounts with, and to be advised as to the same by, their respective senior officers at such reasonable times during normal business hours as the Lender may designate but subject always to the confidentiality restrictions set forth in any contract of such Obligor or any Subsidiary and to the security requirements of Applicable Laws and of such Obligor or such Subsidiary and Applicable Laws in respect of the protection of privacy in effect from time to time, and in such manner so as not to interfere in any material respect with the conduct of the business of such Obligor or such Subsidiary; provided that, after the occurrence and during the continuance of an Event of Default, the Lender shall also have the right to inspect any corporate books, computer files and tapes and financial records and to examine and make copies of the books of accounts and other financial records of the Obligors and their Subsidiaries at the time of such inspections.

(f)	Material Litigation. It shall promptly give written notice to the Lender of any litigation, proceeding or dispute affecting it or any other Obligor if the result is reasonably likely to have a Material Adverse Effect and from time to time furnish to the Lender all reasonable information requested by the Lender concerning the status of any such litigation, proceeding or dispute.

(g)	Books and Records. Each Obligor shall keep, and cause each of its Subsidiaries to keep, proper books of account and records in accordance with GAAP.

(h)	Financial Statements. LP shall deliver to the Lender, all in form and content acceptable to the Lender:

(i)	Annual Financials - as soon as available and, in any event, within 120 days after the end of its Fiscal Year, copy of its audited annual financial statements consisting of balance sheet, statement of profit and loss and statement of cash flows for each such year, together with the notes thereto, all prepared in accordance with GAAP consistently applied together with an opinion of its auditors thereon acceptable to the Lender, acting reasonably;

(ii)	Quarterly Financials - as soon as available and, in any event within 60 days after the end of each of its first, second and third Fiscal Quarters, copy of its unaudited quarterly financial statements, in each case consisting of balance sheet, statement of profit and loss and distributable income and statement of cash flows for each such period, all in reasonable detail and, when applicable, stating in comparative form the figures for the corresponding date and period in the previous Fiscal Year;

(iii)	Officer’s Certificate - concurrently with furnishing the financial statements pursuant to Section 10.1(h)(i) and (ii) an Officer’s Certificate of LP; and

(iv)	Other - at the request of the Lender, within 20 days of any such request, such other reports, certificates, projections of income and cash flow or other matters affecting its business affairs or financial condition or the business, affairs or financial condition of any other Obligor, as the Lender may reasonably request and is customarily prepared by it.

(i)	Notice of Event of Default. The Borrower shall deliver to the Lender, forthwith upon becoming aware of any Default or an Event of Default, written notice of such Default or such Event of Default and detailing the steps it is taking, if any, to cure same.

(j)	Use of Loans. The Borrower shall use all Loans for the purposes set forth in Section 2.1, unless the Lender agrees to some other use.

(k)	Payment of Taxes, etc. Each Obligor shall pay, and cause each of its Subsidiaries to pay, on or before the date for payment thereof, all taxes, assessments and governmental charges or levies imposed upon such Obligor or such Subsidiary or upon its assets, except any such tax, assessment, governmental charge or levy which is being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained in accordance with GAAP.

(l)	Transactions with Affiliates. Each Obligor shall conduct, and cause each of its Subsidiaries to conduct, all material transactions otherwise permitted under the Documents with any of their Affiliates on terms that are no less favourable on the whole to such Obligor or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate.

(m)	Covenant to Guarantee Obligations. Upon the formation, acquisition or other event resulting in the creation or existence of any new direct or indirect Material Holding Company (including in the event that any existing Subsidiary of LP or LP2 becomes a Material Holding Company) which is not a guarantor of the Obligations of the Borrower under the Documents, such Material Holding Company shall within 20 Banking Days after such formation, acquisition or other event of creation: (i) unless contractually or legally prohibited from doing so (provided that such prohibition did not transpire, directly or indirectly, for purposes of avoiding or otherwise circumventing the provisions of this Section 10.1(m)), cause such Material Holding Company to duly execute and deliver to the Lender a guarantee of the Obligations of the Borrower under the Documents and to take all such further actions and execute all such further Documents in furtherance of the terms of this Agreement and any of the other Documents, as may be reasonably requested by the Lender, in form and substance satisfactory to the Lender, acting reasonably; (ii) deliver to the Lender, upon request, a legal opinion from Borrower’s Counsel confirming that such guarantee is a legal, valid and binding obligation of such Material Holding Company, enforceable in accordance with its terms, and as to such other matters as the Lender may reasonably request; and (iii) furnish to the Lender a report supplementing Schedule G describing the Real Properties owned by such Material Holding Company.

(n)	Compliance with Environmental Laws. Each Obligor shall comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal or remedial or other action required by applicable Environmental Laws to remove and clean up all Hazardous Substances from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Obligors nor any of their Subsidiaries shall be required to undertake any such cleanup, removal or remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and where appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP; provided further, however, that the failure to comply with the provisions of this Section 10.1(n) shall not constitute a Default hereunder so long as such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(o)	Operation. Each Obligor shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used in the conduct of its business in good working order and condition, ordinary wear and tear excepted and will from time to time make or cause to be made all repairs, renewals and replacements thereof deemed prudent by the Borrower’s management in the exercise of reasonable business judgment in each case, except where failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

(p)	Copies. It shall deliver or cause to be delivered to the Lender, upon the request of the Lender, a true copy of any Significant Agreement.

(q)	Insurance. Each Obligor shall maintain, and cause each of its Subsidiaries to maintain, blanket policy insurance or other insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried (and, with respect to terrorism insurance, available on commercially reasonable terms) by companies engaged in similar businesses and owning similar properties in the same general areas in which such Obligor or such Subsidiaries operate.

(r)	Other Encumbrances. Unless the same shall constitute a Permitted Encumbrance, each Obligor shall, and shall cause its Subsidiaries to, discharge, in a timely manner, all encumbrances against its property and assets.

(s)	Title. Each Obligor shall, and shall cause each of its Subsidiaries to, warrant and defend its title to its property and assets and every part thereof against the claims of all Persons whomsoever, subject to Permitted Encumbrances.

(t)	Further Assurances. At the Borrower’s cost and expense, each Obligor shall, and shall cause its Subsidiaries to, promptly upon request by the Lender, (i) correct any material defect or error that may be discovered in any Document or in the execution or acknowledgment thereof, and (ii) execute, acknowledge and deliver any and all such further acts, deeds and other instruments as the Lender, may reasonably require from time to time in order to carry out to the Lender’s reasonable satisfaction the transactions contemplated by the Documents.

(u)	Notices of Material Changes. Each Obligor shall, and shall cause each of its Subsidiaries to, give written notice to the Lender promptly after becoming aware of:

(i)	any dispute which may exist between it and any Governmental Authority or any other proceeding which is reasonably likely to have a Material Adverse Effect;

(ii)	any written communication received by it alleging default under any of the Significant Agreements or the Permitted Encumbrances which default is reasonably likely to have a Material Adverse Effect;

(iii)	any notices of expropriation, judgments, writs of execution, seizures, injunctions, work orders or directives or notices of deficiency capable of resulting in work orders or directives that have or are reasonably likely to have a Material Adverse Effect;

(iv)

any event or occurrence relating to any of its properties or assets which, in its opinion, acting reasonably, is likely to give rise to a notice of non-compliance with any Environmental Laws which would constitute a Material Adverse Effect and of any notice of non-compliance actually received by it or, to the knowledge of it, threatened, including any investigation, non-routine inspection or material inquiry by any Governmental Authority, in connection with any Environmental Laws, which non-compliance would constitute a Material Adverse Effect; and

(v)	any other matter which has had or is reasonably likely to have a Material Adverse Effect.

(v)	Significant Agreements, etc. Each Obligor shall at all times, and shall cause each of its Subsidiaries at all times to, be in compliance and remain in compliance, in all material respects, with, and use reasonable commercial efforts to diligently enforce all Significant Agreements to which they are a party and will not alter, amend or waive any rights under or permit any alteration, amendment or waiver, in any material adverse way, of any of its rights under any of the Significant Agreements, except as otherwise permitted hereunder or except with the consent of the Lender, and will not assign or permit any assignment of its interest therein to any Person if such assignment would be reasonably likely to result in a Material Adverse Effect. It shall not terminate or permit the termination of any Significant Agreements if same would constitute a Material Adverse Effect without the consent of the Lender or otherwise as permitted under this Agreement.

(w)	Redemption. If carried out, the Redemption shall be carried out in accordance with the transaction steps memorandum dated April 25, 2017, prepared by Torys (except that the general partner of LP2 will be GP2 and not GP and GP2 is a Wholly-Owned Subsidiary of Brookfield BPY Holdings Inc.).

10.2	Financial Covenants

So long as any amount payable hereunder is outstanding or the Credit Facility is available hereunder, LP covenants and agrees with the Lender that:

(a)	Debt to Total Asset Value Ratio.

LP shall maintain a Debt to Total Asset Value Ratio of not greater than 0.65:1.00, such to be tested quarterly as at the end of each Fiscal Quarter.

(b)	Debt Service Coverage Ratio.

LP shall maintain a Debt Service Coverage Ratio of not less than 1.25:1.00, such to be tested quarterly as at the end of each Fiscal Quarter calculated on a rolling four Fiscal Quarters basis.

(c)	Minimum Holders Equity.

LP shall maintain at all times Holders’ Equity in excess of the aggregate of $1,500,000,000.00 plus 75% of the net proceeds of all equity offerings of Brookfield Canada Office Properties made between June 30, 2011, and May 31, 2017, [plus 75% of the net proceeds of all future equity offerings by LP] (for greater certainty, equity shall include all amounts attributable to non-controlling interests), such to be tested quarterly at the end of each Fiscal Quarter.

For purposes of these Section 10.2 calculations, all amounts advanced under this Credit Facility and under all other credit facilities in respect of which the LP is liable as a borrower shall be considered the debt of LP.

10.3	Negative Covenants

So long as any amount payable hereunder is outstanding or the Credit Facility is available hereunder, each Obligor covenants and agrees with the Lender that:

(a)	Liens, Etc.

(i)	No Obligor shall create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any accounts or the right to receive income: (i) other than Permitted Encumbrances; or (ii) if upon the creation, assumption, or incurring of such Lien, a Default or an Event of Default is or would be caused thereby.

(ii)	No Obligor shall enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement (other than any provision of any limited partnership agreement, limited liability company agreement, joint venture agreement or any similar type agreement not entered into for purposes of avoiding or otherwise circumventing the provisions of this Section 10.3(a)(ii)) by its terms restricting or prohibiting any of its Subsidiaries from declaring or paying dividends or other distributions in respect of its Equity Interests or repaying or prepaying any Indebtedness owed to, making loans or advances to, or otherwise transferring assets to or investing in, any Obligor or any other holder of any Equity Interests in such Obligor or such Subsidiary (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Documents, (ii) any agreement or instrument evidencing secured Indebtedness permitted pursuant to the terms of this Agreement, (iii) any Indebtedness existing on the date of this Agreement; (iv) any agreement in effect at the time such Obligor or Subsidiary becomes an Obligor or a Subsidiary of an Obligor, so long as such agreement was not entered into solely in contemplation of such Person becoming an Obligor or a Subsidiary of an Obligor; (v) all other unsecured credit facilities ranking pari passu with the Credit Facility; and (vi) all unsecured credit facilities of the Subsidiaries of the Borrower.

(b)	Indebtedness. Save and except Indebtedness in favour of any Obligor or any Subsidiary of any Obligor, LP shall not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Indebtedness unless immediately prior to such creation, incurrence or assumption thereof, and immediately thereafter and after giving effect thereto, LP is in compliance with the covenants contained in Section 10.2 (for greater certainty, the excepted Indebtedness shall be included in the covenant calculations).

(c)	Subordination of Intercompany Indebtedness. No Obligor shall create, incur, assume or suffer to exist any Indebtedness in favour of another Obligor or any of their Subsidiaries unless such Indebtedness is subordinated to the obligations of the Obligors pursuant to the Documents.

(d)	Change in Nature of Business. No Obligor shall engage in, or permit any of its Subsidiaries to engage in, any business other than ownership, operation, development, leasing, sale and management of commercial office (with associated retail, hospitality or residential) real estate properties and other business activities related or incidental thereto.

(e)	Sale of Assets. No Obligor shall sell, transfer or otherwise dispose of, or grant any option or other right to purchase, or otherwise acquire, or permit any of its Subsidiaries to sell, transfer or otherwise dispose of, or grant any option or other right to purchase, or otherwise acquire (each a “Transfer”), any Real Property (or any Equity Interests) for an amount greater than Cdn. $25,000,000.00 per individual Real Property, unless the Obligors are in compliance with the covenants contained in Section 10.2 both before giving effect to the transaction and after giving effect thereto, as evidenced by a certificate of a senior financial officer of LP delivered to the Lender pursuant to Section 10.1(h) demonstrating such compliance.

(f)	No Merger, Amalgamation, etc. Each Obligor shall not, and shall not permit any of its Subsidiaries to: (i) merge, amalgamate or consolidate with any other Person; (ii) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets to any other Person, whether now owned or hereafter acquired, provided, however, that any of the actions described in (i) through (iii) above may be taken if (a) no Material Adverse Effect would result therefrom; (b) no Event of Default exists at the time of or immediately after such transaction; (c) in the case of any Obligor, the surviving Person is resident in Canada for purposes of the Income Tax Act (Canada), and (d) if applicable, the surviving Person assumes, by operation of law or amendment hereto, all of the obligations of such Obligor or such Subsidiary, as the case may be, under the Documents to which it is a party.

(g)	Accounting Changes. Except as otherwise approved by the Lender, no Obligor shall make or permit any material change in its (i) accounting policies or reporting practices, except as required by GAAP or Applicable Laws, or (ii) Fiscal Year.

(h)	Derivative Transactions. No Obligor shall engage, or permit any of its Subsidiaries to engage, in any derivative transactions except for interest hedging transactions which are not for speculative purposes (where the determination of whether hedging transactions are speculative will be determined without reference to accounting treatment).

(i)	No Amendment. Except with the prior written consent of the Lender, the limited partnership agreement in respect of each of LP and LP2 shall not be amended in any manner if such amendment could result in a Material Adverse Effect.

(j)	Significant Agreements. No Obligor shall take any action, or permit any of its Subsidiaries to take any action, in connection with any Significant Agreement that would reasonably be likely to have a Material Adverse Effect.

(k)	Investments. No Obligor shall directly or indirectly, acquire, make or purchase, or permit any Subsidiary to acquire, make or purchase, any Investment, other than an Investment which as a result of making such Investment, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be caused thereby, and no other Default or Event of Default is then in existence.

ARTICLE 11

EVENTS OF DEFAULT AND ACCELERATION

11.1	Events of Default

The occurrence of any one or more of the following events (each such event being herein referred to as an “Event of Default”) shall constitute a default under this Agreement:

(a)	if the Borrower defaults in payment of any principal due on any Loan when the same is due and payable;

(b)	if the Borrower defaults in payment of any interest (including, if applicable, default interest) due on any Loan, any fee with respect to a Bankers’ Acceptance or Letter of Credit or any other fee or costs payable hereunder or in respect hereof within five Banking Days of the date when the same is due and payable;

(c)	if any Obligor neglects to observe or perform any covenant or obligation herein contained or under any other Document on its part to be observed or performed (other than a covenant or obligation whose breach or default in performance is specifically dealt with elsewhere in this Section 11.1) and such default is not capable of being remedied, or if such default is capable of being remedied, such default has continued unremedied for a period of 30 days after written notice of such failure has been given by the Lender to the Obligor;

(d)	if any Obligor neglects to observe or perform any of the covenants set out in Section 10.2 or Section 10.3(b), (e) or (f) to be observed or performed by it;

(e)	any representation or warranty hereunder or in any other Document shall prove to have been inaccurate in any material respect when made or deemed to be made, and if the circumstances giving rise to such inaccurate representation or warranty are capable of rectification (such that, thereafter, the representation or warranty would be correct), the representation or warranty remains uncorrected for a period of 10 days after written notice thereof from the Lender to the Borrower;

(f)

any Obligor or any of its Subsidiaries shall fail to pay any principal of, premium or interest on any (i) Recourse Debt of such Obligor or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of Cdn. $25,000,000.00 or more or (ii)

Non-Recourse Debt of such Obligor or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least 7.5% of Total Asset Value either individually or in the aggregate (such Indebtedness, whether the obligation of one or more of the Obligors or their respective Subsidiaries, and whether the subject of one or more separate debt instruments or agreements, exclusive of Indebtedness outstanding hereunder, is referred to herein as “Material Debt”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and following the expiration of any applicable grace and cure periods; or such Material Debt shall be accelerated and become due and payable prior to the stated maturity thereof;

(g)	any Obligor or any Subsidiary of an Obligor is, or is deemed to be, an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada);

(h)	the commencement of any proceeding or the taking of any step by or against any Obligor or any Subsidiary of an Obligor for the dissolution, liquidation or winding-up of such Obligor or Subsidiary, or for any relief under the laws relating to bankruptcy, insolvency, reorganization, arrangement, compromise or winding-up, or for the appointment of one or more of a trustee, receiver, receiver and manager, interim receiver, custodian, liquidator or any other person with similar powers with respect to any Obligor or Subsidiary of an Obligor, any material Real Property or any substantial part of the foregoing and, in the case where such proceeding is filed or commenced or steps taken by a third party such proceedings or steps are not or are no longer being contested in good faith by appropriate proceedings but in any event no longer than 15 days from the Obligor’s/Subsidiary’s receipt of notice of the initiation of such proceedings or steps;

(i)	if any Governmental Authority shall take any action with respect to any Obligor which would materially and adversely affect such Obligor’s ability to perform its obligations hereunder or under the Documents, unless such action is being contested in good faith by appropriate proceedings and the Lender is satisfied that the position of the Lender is not being materially adversely effected;

(j)	if any approval, consent, exemption or other action of any Governmental Authority required by any Obligor or Subsidiary of an Obligor is withdrawn or becomes ineffective and the absence thereof would have a Material Adverse Effect unless (i) such withdrawal or ineffectiveness is being contested in good faith by appropriate proceedings, and (ii) the Lender is satisfied that the position of the Lender is not being materially adversely affected;

(k)	if any breach or default by any Obligor shall occur under any Significant Agreement or any Permitted Encumbrance, and such breach or default, if unremedied, would have a Material Adverse Effect, unless such breach or default is remedied within the time available to cure such default or is being contested in good faith by appropriate proceedings and the Lender is satisfied, acting reasonably, that the position of the Lender is not being materially adversely affected;

(l)	any judgments or orders, either individually or in the aggregate, for the payment of money in excess of Cdn. $25,000,000.00 shall be rendered against any Obligor or any of its Subsidiaries and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments or orders, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 11.1(l) if and for so long as (i) the amount of such judgments or orders is covered by a valid and binding policy of insurance between the defendant and an insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company (or any lesser rating which is usual and acceptable to the Lender, acting reasonably), has been notified of, and has not disputed the claim made for payment of, the amount of such judgments or orders;

(m)	if it becomes unlawful for any Obligor or Subsidiary of any Obligor to comply with its Obligations under any Document to which it is a party or any of those Obligations are not, or cease to be, legal, valid and binding obligations of the Obligor or Subsidiary of any Obligor as applicable;

(n)	if any circumstance exists, or event occurs with respect to any Obligor or any Subsidiary of an Obligor which results in a Material Adverse Effect;

(o)	if there is an action, suit, inquiry, claim or proceeding against any Obligor or any Subsidiary of an Obligor before any governmental, regulatory authority, agency, commission, board or court or before any private arbitrator, mediator or referee which is reasonably likely to result in a Material Adverse Effect;

(p)	if any Person, pursuant to legal process or an encumbrance, takes possession of any material part of the properties or assets of any Obligor or any Subsidiary of an Obligor, where such possession is not being contested in good faith by the applicable Obligor or Subsidiary and has not been stayed within a period of 30 days; or

(q)	if any course of action is undertaken by any Obligor or any Subsidiary of an Obligor which is intended to or would result in the reorganization of an Obligor or any Subsidiary of an Obligor or the consolidation, amalgamation or merger of the Obligor or any Subsidiary of an Obligor with another corporation or the transfer of all or substantially all of the undertaking and assets of the Obligor or any Subsidiary of an Obligor to any other Person, which is not otherwise expressly permitted hereunder.

11.2	Acceleration

(a)	If any Event of Default shall occur and be continuing:

(i)	the entire principal amount of Loans then outstanding and all accrued and unpaid interest thereon,

(ii)	the principal amount of all Bankers’ Acceptances which are unmatured and the amount of all issued and outstanding Letters of Credit, and

(iii)	all other payments due hereunder and under any other Document,

shall, upon notice in writing from the Lender to the Borrower, become immediately due and payable with interest thereon, at the rate or rates determined as herein provided, to the date of actual payment thereof, all without notice (other than the notice just referred to), presentment, protest, demand, notice of dishonour or any other demand or notice whatsoever, all of which are hereby expressly waived by the Borrower. In such event, the Lender may, in its discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against any Obligor for the recovery of all the indebtedness and liabilities of the Obligors under the Documents and proceed to exercise any and all rights hereunder and no such remedy for the enforcement of the rights of the Lender shall be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

(b)	If the Borrower does not pay to the Lender the principal amount of any unmatured Bankers’ Acceptance or the face amount of any unexpired Letter of Credit, required to be paid pursuant to Section 11.2(a), the Lender shall have the option at any time without notice to the Borrower to make an Advance to the Borrower equal to the principal amount of all unmatured Bankers’ Acceptances and the face amount of all unexpired Letters of Credit, such Advance not to bear interest until the maturity date of such Bankers’ Acceptance or Letter of Credit, as the case may be, and bearing interest from and after the maturity date at the interest rate applicable to a Canadian Prime Rate Loan. The proceeds of such loan shall be held by the Lender in a non-interest bearing cash collateral account for the benefit of the Borrower and shall be applied in payment of such Bankers’ Acceptance or Letter of Credit, as the case may be, as they mature, or otherwise as the Lender may require. The Borrower shall execute and deliver as security for such loan all such reasonable security as the Lender may deem necessary or advisable (but not including security in respect of Real Properties owned by LP and/or LP2) including, without limitation, an assignment of the credit balance in respect of such cash collateral account.

11.3	Remedies Cumulative and Waivers

For greater certainty, it is expressly understood and agreed that the respective rights and remedies of the Lender hereunder or under any other Document or instrument executed pursuant to this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lender in accordance with the provisions hereof of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or other document or instrument executed pursuant to this Agreement shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for such default or breach. Any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct, by the Lender shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights or remedies of the Lender under this Agreement or any other Document or instrument executed pursuant to this Agreement as a result of any other default or breach hereunder or thereunder.

11.4	Termination of Lenders’ Obligations

The occurrence and continuance of a Default or an Event of Default shall immediately relieve the Lender of all obligations to provide any further Loans hereunder; provided that the foregoing shall not prevent the Lender from disbursing money hereunder in reduction of then outstanding Bankers’ Acceptances and Letters of Credit as set out in Section 11.2.

ARTICLE 12

ADMINISTRATION OF THE CREDIT FACILITY

12.1	Lenders May Perform Covenants

If any Obligor fails to perform any covenants on its part herein contained, the Lender may, in its discretion but need not, perform any such covenant capable of being performed by the Lender and if the covenant requires the payment or expenditure of money, the Lender may make such payment or expenditure and all sums so expended shall be forthwith payable by the Borrower to the Lender and shall bear interest at the Canadian Prime Rate plus 2% per annum.

12.2	Procedure for Making Loans

The Lender shall make Loans available to the Borrower as required hereunder by transferring (or causing to be transferred) like funds in accordance with the instructions of the Borrower as set forth in the Drawdown Notice, Rollover Notice or Conversion Notice, as the case may be, in respect of each Loan; provided that the obligation of the Lender hereunder shall be limited to taking such steps as are commercially reasonable to implement such instructions, which steps once taken shall constitute conclusive and binding evidence that such funds were advanced hereunder in accordance with the provisions relating thereto and the Lender shall not be liable for any damages, claims or costs which may be suffered by the Borrower and occasioned by the failure of such Loan to reach the designated destination.

12.3	Most Favoured Nations

(a)	In the event that the Borrower provides or agrees to provide any terms in favour of any other lender providing an unsecured credit facility which are more favourable than the financial terms contained in this Agreement or the material non-financial terms contained in this Agreement (such material non-financial terms being comprised of events of default triggers, representations and warranties, security provided to a previously unsecured lender, reporting covenants, financial covenants, and affirmative and negative covenants), then the Borrower shall promptly notify the Lender, and if so requested by the Lender, shall provide such more favourable terms to the Lender. Notwithstanding the above, this Section 12.3(a) shall not apply to $266,000,000.00 in senior unsecured non-revolving term credit facilities to be entered into on the day of execution of this Agreement.

(b)	In the event that the Borrower (i) enters into a new unsecured credit facility, (ii) becomes aware of any decision of a lender not to extend its unsecured credit facility, or (iii) becomes aware of any refusal of a lender to consent to any formal waiver or amendment to its unsecured credit facility proposed by the Borrower to all lenders, it shall provide prompt notice of such event to the Lender, together in the case of clause (i) with a copy of the relevant agreement.

ARTICLE 13

GENERAL

13.1	Notice

Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery, by registered mail or by transmittal by facsimile transmission or other electronic means of communication addressed to the respective parties as follows:

To the Obligors:
c/o Brookfield Office Properties Brookfield Place, 181 Bay Street Suite 330 Toronto, Ontario M5J 2T3

Attention:	Senior Vice President, Investments
Facsimile No.:	(416) 369-2730

To the Lender:

<@>

Attention:	<@>
Facsimile No.:	<@>

or to such other address or facsimile number as any party may from time to time notify the others in accordance with this Section 13.1. Any demand, notice or communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and if made or given by registered mail shall be deemed to have been given on the fifth Banking Day following the mailing thereof and if made or given by facsimile transmission or other electronic means of communication shall be deemed to have been given on the first Banking Day following the transmittal thereof.

13.2	Governing Law

(a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province.

(b)	Submission to Jurisdiction. Each Obligor irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the Province of Ontario, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Document against an Obligor or its properties in the courts of any jurisdiction.

(c)	Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Laws, any objection that it may now or hereafter have to the selection of venue of any action or proceeding arising out of or relating to this Agreement in any court of the Province of Ontario. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Laws, the defence of an inconvenient forum to the maintenance of such action or proceeding in any such court.

13.3	Waiver of Jury Trial

Each party irrevocably waives, to the fullest extent permitted by Applicable Laws, any right it may have to a trial by jury in any legal proceeding, directly or indirectly, arising out of or relating to this Agreement or any other Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other principles of law).

13.4	Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the Obligors and the Lender and their respective successors and permitted assigns and, in the case of the Lender, its permitted participants.

13.5	Costs and Expenses

The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of counsel for the Lender, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Lender including the reasonable fees, charges and disbursements of counsel, in connection with the collection and enforcement of its rights in connection with this Agreement and the other Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

13.6	Indemnification by the Borrower

Each Obligor shall indemnify the Lender and its directors, officers, employees, agents, shareholders and Affiliates (collectively, the “Indemnitee”) against, and hold each Indemnitee harmless from, any and all claims suffered or incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Obligor arising out of, in connection with, or as a result of (i) the execution and delivery of this Agreement, any other Document and/or any agreement or instrument contemplated hereby or thereby and the performance or non-performance by any Obligor of its obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or prospective claim relating to any of the foregoing, whether based on contract, tort or any other principles of law, whether brought by a third party or by an Obligor and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such claims (a) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence, criminal acts or omissions or wilful misconduct of such Indemnitee; or (b) result from a claim brought by an Obligor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Document, if an Obligor has obtained a judgment in its favour on such claim as determined by a court of competent jurisdiction, nor shall it be available in respect of matters specifically addressed in Sections 2.11, 2.12 or 13.4; or (c) are ordinary administrative expenses incurred by the Indemnitee in the ordinary course of business.

13.7	Waiver of Consequential Damages, Etc.

To the fullest extent permitted by Applicable Laws, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Document or any agreement or instrument contemplated hereby; the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Documents or the transactions contemplated hereby or thereby.

13.8	Payments

All amounts due under Sections 13.4 and 13.5 shall be payable promptly after demand therefor. A certificate of the Lender setting forth the amount or amounts owing to the Lender pursuant to Sections 13.4 or 13.5, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error.

13.9	Successors and Assigns

(a)	The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender.

(b)	The Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement, provided that in the absence of an Event of Default: (i) the Borrower must give its prior written consent to such assignment (which consent will not be unreasonably withheld or delayed) and such assignment must be to an Eligible Assignee; (ii) each assignment must be in a minimum amount of Cdn. $10,000,000.00 and in an integral multiple of Cdn. $5,000,000.00; and (iii) at the time of the assignment by the Lender, no increased costs by way of taxes, expenses or other obligations may be imposed upon the Borrower as a result of the assignment; provided that increased costs may be incurred as a result of a change in law that occurs following the assignment. If, in connection with any assignment made by the Lender in accordance with this Agreement, the Lender desires to amend this Agreement so as to incorporate such customary agency and inter-lender provisions, or provisions in respect of advances in lieu of Bankers’ Acceptances or Letters of Credit, as the Lender may reasonably require in order to facilitate such assignment, the Borrower agrees to enter into such amendments of this Agreement. All reasonable legal expenses incurred by the Lender in connection with such amendments to this Agreement shall be for the account of the Borrower. All other costs and expenses relating to any such assignment by the Lender shall be for the account of the Lender. If an Event of Default is outstanding and the consent of the Borrower is not required for an assignment by the Lender, the Lender shall give the Borrower three Banking Days notice of its intention to assign all or a portion of its rights and obligations under this Agreement and following the giving of such notice, the Lender may enter into assignment arrangements without further notice to the Borrower.

13.10	Amendments and Waivers

Notwithstanding any other provision hereof, any provision of this Agreement may be amended only if the Obligors and the Lender so agree in writing and, except as otherwise specifically provided herein, may be waived only if the appropriate party agrees in writing. Any such waiver and any consent by the Lender under any provision of this Agreement must be in writing and may be given subject to any conditions thought fit by the person giving that waiver or consent, acting reasonably. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

13.11	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.12	Whole Agreement

(a)	This Agreement constitutes the whole and entire agreement between the Borrower and the Lender and cancels and supersedes any prior agreements, undertakings, declarations, commitments and all representations (written and oral) in respect thereof.

(b)	To the extent of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Documents, the provisions of this Agreement shall prevail.

13.13	Further Assurances

Each of the Obligors and the Lender shall promptly cure any default by them in the execution and delivery of this Agreement, the Documents or of any of the agreements provided for hereunder to which it is a party. The Borrower, at the Borrower’s expense, shall promptly execute and deliver to the Lender, upon request by the Lender, all such other and further documents, agreements, opinions, certificates and instruments in compliance with, or accomplishment of the covenants and agreements of the Borrower hereunder or more fully to state the obligations of the Borrower, as set out herein or to make any recording, file any notice or obtain any consent, all as may be reasonably necessary or appropriate in connection therewith.

13.14	Time of the Essence

Time shall be of the essence of this Agreement.

13.15	Judgment Currency

(a)	If for the purpose of obtaining or enforcing judgment against any Obligor in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 13.15 referred to as the “Judgment Currency”) an amount due in Canadian Dollars or Dollars under this Agreement, the conversion will be made at the rate of exchange prevailing on the Banking Day immediately preceding:

(i)	the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or

(ii)	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 13.15(a)(ii) being hereinafter in this Section 13.15 referred to as the “Judgment Conversion Date”).

(b)	If, in the case of any proceeding in the court of any jurisdiction referred to in Section 13.15(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Obligor shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Canadian Dollars or Dollars, as the case may be, which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(c)	Any amount due from an Obligor under the provisions of Section 13.15(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

(d)	The term “rate of exchange” in this Section 13.15 means:

(i)	for a conversion of Canadian Dollars to the Judgment Currency, the reciprocal of the indicative rate published by the Bank of Canada at or around 4:30 p.m. (Toronto time) for the date in question for the conversion of the Judgment Currency to Canadian Dollars;

(ii)	for a conversion of Dollars to the Judgment Currency when the Judgment Currency is Canadian Dollars, the official noon rate of exchange published by the Bank of Canada for the date in question for the conversion of Dollars to Canadian Dollars;

(iii)	for a conversion of Dollars to the Judgment Currency when the Judgment Currency is not Canadian Dollars, the effective rate obtained when a given amount of Dollars is converted to Canadian Dollars at the rate determined pursuant to Section 13.15(b) and the result thereof is then converted to the Judgment Currency pursuant to Section 13.15(a); or

(iv)	if a required rate is not so published by the Bank of Canada for any such date, the spot rate quoted by the Lender at the Lender’s main office in [Montreal/Toronto] at approximately noon (Toronto time) on that date in accordance with its normal practice for the applicable currency conversion in the wholesale market.

13.16	Further Borrowings

Notwithstanding any other provision hereof, the Borrower may contract for additional unsecured credit facilities which shall rank pari passu with the Credit Facility, without consent from but with written notice to the Lender, provided at the time of entering each such contract LP is in compliance with the covenants set out in Section 10.2 and provided that the other terms of this Agreement are materially complied with.

13.17	Joint and Several Liability

Each of LP and LP2 agrees that it is jointly and severally liable for, and hereby irrevocably and unconditionally guarantees to Lender the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, acceleration, demand or otherwise. Each of LP and LP2 has requested that the Lender make the Credit Facility available to LP and LP2 on a joint and several basis, in order to finance the Borrower’s business most efficiently and economically.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

BOPC GP INC., as sole general partner for and on behalf of BROOKFIELD OFFICE PROPERTIES CANADA LP

By:
Name:
Title:

By:
Name:
Title:

BOPC GP INC.

By:
Name:
Title:

By:
Name:
Title:

BPY BOPC GP INC., as sole general partner for and on behalf of BPY BOPC LP

By:
Name:
Title:

By:
Name:
Title:

BPY BOPC GP INC.

By:
Name:
Title:

By:
Name:
Title:

<@>

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE A

CONVERSION NOTICE

TO:	<@>

FROM:	BROOKFIELD OFFICE PROPERTIES CANADA LP and BPY BOPC LP

DATE:	<@>

1.	This Conversion Notice is delivered to you pursuant to Section 2.5 of the amended and restated credit agreement (the “Credit Agreement”) made as of June 28, 2017, among Brookfield Office Properties Canada LP and BPY BOPC LP, collectively as borrower (the “Borrower”), BOPC GP Inc., BPY BOPC GP Inc. and <@>, as lender (the “Lender”). All defined terms set forth in this Conversion Notice shall have the respective meanings set forth in the Credit Agreement.

2.	We hereby request a Conversion as follows:

(a)	Date of Conversion:

(b)	Maturing Loan Type:

(c)	Principal Amount:

(d)	Conversion to Loan Type:

(e)	Interest Period:

Yours very truly,

BOPC GP INC., as sole general partner for and on behalf of BROOKFIELD OFFICE PROPERTIES CANADA LP

By:
Name:
Title:

By:
Name:
Title:

BPY BOPC GP INC., as sole general partner for and on behalf of BPY BOPC LP

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE B

DRAWDOWN NOTICE

TO:	<@>

FROM:	BROOKFIELD OFFICE PROPERTIES CANADA LP and BPY BOPC LP

DATE:	<@>

1.	This Drawdown Notice is delivered to you pursuant to Section 2.5 of the amended and restated credit agreement (the “Credit Agreement”) made as of June 28, 2017, among Brookfield Office Properties Canada LP and BPY BOPC LP, collectively as borrower (the “Borrower”), BOPC GP Inc., BPY BOPC GP Inc. and <@>, as lender (the “Lender”). All defined terms set forth in this Drawdown Notice shall have the respective meanings set forth in the Credit Agreement.

2.	We hereby request the Drawdown as follows:

(a)	Date of Drawdown:

(b)	Amount of Drawdown:

(c)	Type of Loan:

(d)	Interest Period:

3.	All of the representations and warranties of the Borrower contained in Article 9 of the Credit Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof (other than those in Article 9, which are specifically limited to a particular date and except as disclosed to, and accepted by, the Lender).

4.	All of the covenants of the Borrower contained in Article 10 of the Credit Agreement, together with all of the conditions precedent to the Drawdown and all other terms and conditions contained in the Credit Agreement to be complied with by the Borrower have been complied with in all material respects.

5.	No material Default or Event of Default has occurred and remains outstanding nor will any material Default or Event of Default occur as a result of the aforementioned Drawdown.

6.	The Drawdown shall be advanced to [BPY BOPC LP/Brookfield Office Properties Canada LP] or to such other entity as the Borrower shall direct.

7.	The account to which the Drawdown should be advanced (until further notice is provided pursuant to the Credit Agreement) is:

[If the Drawdown is being advanced to BPY BOPC LP:

Beneficiary Bank: //CC001000002

Canadian Imperial Bank of Commerce

Bank Address: Main Branch, 199 Bay Street, Commerce Court West, Toronto, Ontario, Canada M5L 1A2

SWIFT: CIBCCATT

Bank Code: 0010

Transit: 00002

Account Number: 81-99213

Beneficiary Name: BPY BOPC LP

Beneficiary Address: Brookfield Place, 181 Bay Street

Suite 330

Toronto, Ontario

M5J 2T3]

[If the Drawdown is being advanced to Brookfield Office Properties Canada LP:

Bank Name: Canadian Imperial Bank of Commerce

Bank Address: Commerce Court Main Branch (199 Bay Street, Toronto, Ontario M5L 1A2)

Branch : 010

Account: 96-57215

Account Name: Brookfield Office Properties Canada LP – BPO Master LP]

Yours very truly,

BOPC GP INC., as sole general partner for and on behalf of BROOKFIELD OFFICE PROPERTIES CANADA LP

By:
Name:
Title:

By:
Name:
Title:

BPY BOPC GP INC., as sole general partner for and on behalf of BPY BOPC LP

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE C

REPAYMENT NOTICE

TO:	<@>

FROM:	BROOKFIELD OFFICE PROPERTIES CANADA LP and BPY BOPC LP

DATE:	<@>

1.	This Repayment Notice is delivered to you pursuant to Section 7.2 of the amended and restated credit agreement (the “Credit Agreement”) made as of June 28, 2017, among Brookfield Office Properties Canada LP and BPY BOPC LP collectively as borrower (the “Borrower”), BOPC GP Inc., BPY BOPC GP Inc. and <@>, as lender (the “Lender”). All defined terms set forth in this Repayment Notice shall have the respective meanings set forth in the Credit Agreement.

2.	We hereby give notice of a repayment as follows:

(a)	Date of repayment:

(b)	Loan Type:

(c)	Principal Amount:

Yours very truly,

BOPC GP INC., as sole general partner for and on behalf of BROOKFIELD OFFICE PROPERTIES CANADA LP

By:
Name:
Title:

By:
Name:
Title:

BPY BOPC GP INC., as sole general partner for and on behalf of BPY BOPC LP

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE D

ROLLOVER NOTICE

TO:	<@>

FROM:	BROOKFIELD OFFICE PROPERTIES CANADA LP and BPY BOPC LP

DATE:	<@>

1.	This Rollover Notice is delivered to you pursuant to Section 2.5 of the amended and restated credit agreement (the “Credit Agreement”) made as of June 28, 2017, among Brookfield Office Properties Canada LP and BPY BOPC LP, collectively as borrower (the “Borrower”), BOPC GP Inc., BPY BOPC GP Inc. and <@>, as lender (the “Lender”). All defined terms set forth in this Rollover Notice shall have the respective meanings set forth in the Credit Agreement.

2.	We hereby request a Rollover as follows:

(a)	Date of Rollover:

(b)	Amount of Rollover:

(c)	Interest Period:

Yours very truly,

BOPC GP INC., as sole general partner for and on behalf of BROOKFIELD OFFICE PROPERTIES CANADA LP

By:
Name:
Title:

By:
Name:
Title:

BPY BOPC GP INC., as sole general partner for and on behalf of BPY BOPC LP

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE E

CANCELLATION NOTICE

TO:	<@>

FROM:	BROOKFIELD OFFICE PROPERTIES CANADA LP and BPY BOPC LP

DATE:	<@>

1.	This Cancellation Notice is delivered to you pursuant to Section 2.6 of the amended and restated credit agreement (the “Credit Agreement”) made as of June 28, 2017, among Brookfield Office Properties Canada LP and BPY BOPC LP, collectively as borrower (the “Borrower”), BOPC GP Inc., BPY BOPC GP Inc. and <@>, as lender (the “Lender”). All defined terms set forth in this Cancellation Notice shall have the respective meanings set forth in the Credit Agreement.

2.	We hereby request a Cancellation as follows:

(a)	Date of Cancellation:
(b)	Amount of Commitment Cancelled:

Yours very truly,

BOPC GP INC., as sole general partner for and on behalf of BROOKFIELD OFFICE PROPERTIES CANADA LP

By:
Name:
Title:

By:
Name:
Title:

BPY BOPC GP INC., as sole general partner for and on behalf of BPY BOPC LP

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE F

OFFICER’S CERTIFICATE

TO:	<@>

FROM:	BROOKFIELD OFFICE PROPERTIES CANADA LP and BPY BOPC LP

DATE:	<@>

This Officer’s Certificate is delivered to you, pursuant to [Section 3.1(d)/Section 10.1(h)(iii)] of the amended and restated credit agreement (the “Credit Agreement”) made as of June 28, 2017, among Brookfield Office Properties Canada LP and BPY BOPC LP, collectively as borrower (the “Borrower”), BOPC GP Inc., BPY BOPC GP Inc. and <@>, as lender (the “Lender”). All capitalized terms set forth in this Officer’s Certificate shall have the respective meanings set forth in the Credit Agreement.

I, [name], the [title] of LP, and the [title] of LP2, certify for and on behalf of both, to the best of my knowledge, without personal liability, and not in my personal capacity that:

1.    Representations and Warranties. All of the representations and warranties contained in Section 9.1 of the Credit Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof (with respect to those representations and warranties in Section 9.1 stated to be with reference to a particular date or dates, such representations and warranties shall continue to be qualified with reference to such particular date or dates, and not any date subsequent thereto), subject to changes thereto:

(a)	given to the Lender by the Borrower and accepted in writing by the Lender, and

(b)	expressly contemplated by the terms of the Credit Agreement and disclosed to the Lender in writing.

2.    Terms, Covenants and Conditions. All of the terms, covenants and conditions set out in Section 10.2 of the Credit Agreement have been complied with and all of the other terms, covenants and conditions of the Credit Agreement and each of the Documents to be performed or complied with by the Obligors at or prior to the date hereof have been performed or complied with in all material respects.

3.    Event of Default. No Default by any Obligor has occurred and is continuing on the date hereof [or if a Default has occurred, this Officer’s Certificate shall specify the nature and extent of such Default and the Borrower’s current and proposed actions in respect thereof].

4.    Financial Statements. Attached hereto are the financial statements of most recent date referred to in Section 10.1(h) of the Credit Agreement.

5.    Financial Covenant Compliance

Debt to Total Asset Value Ratio

Indebtedness:	$●
Unadvanced Credit Facility	$●
Total Asset Value	$●
Covenant:	Not greater than 0.65:1.00

Actual Debt to Total Asset Value Ratio        ●:1.00

Debt Service Coverage Ratio

Net Operating Income:	$●
Principal Payments	$●
Interest Capitalized	$●
Interest Expensed	$●
Covenant:	Not less than 1.25:1.00

Actual Interest Coverage Ratio        ●:1.00

Minimum Holders Equity

Covenant:

in excess of $1,500,000,000.00 plus 75% of net proceeds of equity offerings [balance to be inserted after settlement of Section 10.2(c)]

Actual Holders Equity         $●

DATED this              day of             ,             .

BOPC GP Inc., as sole general partner for and on behalf of BROOKFIELD OFFICE PROPERTIES CANADA LP

By:
Name:
Title:

BPY BOPC GP INC., as sole general partner for and on behalf of BPY BOPC LP

By:
Name:
Title:

SCHEDULE G

LIST OF REAL PROPERTY

[to be attached]

SCHEDULE 9.1(e)

[to be attached]

SCHEDULE 9.1(h)

INDEBTEDNESS AND LIENS SECURING INDEBTEDNESS (IN EXCESS OF

$25,000,000.00) OF LP AND ITS SUBSIDIARIES AS AT DECEMBER 31, 2016

[to be attached]

SCHEDULE 9.1(y)

LIST AND DESCRIPTION OF PENSION PLANS

NIL